Dated 30 September 2021

$20,000,000

TERM LOAN FACILITY

AMALIA PRODUCT CORPORATION
CARL PRODUCT CORPORATION

GUAYAQUIL TANKER CORPORATION

as joint and several Borrowers

and

Seaways Shipping II corporation

as ACG Guarantor

and

INTERNATIONAL SEAWAYS, INC.

as Parent Guarantor

and

THE FINANCIAL INSTITUTIONS

listed in Part B of Schedule 1
as Original Lenders

and

MACQUARIE BANK LIMITED, LONDON BRANCH

as Arranger

and

MACQUARIE BANK LIMITED, LONDON BRANCH

as Facility Agent

and

MACQUARIE BANK LIMITED, LONDON BRANCH

as Security Agent

FACILITY AGREEMENT

relating to
the financing of m.v.s "Seaways Luzon", "Seaways Visayas" and "Seaways Guayaquil"

Index

ClausePage

Section 1 Interpretation2

1 Definitions and Interpretation2

Section 2 The Facility31

2 The Facility31

3 Purpose32

4 Conditions of Utilisation32

Section 3 Utilisation34

5 Utilisation34

Section 4 Repayment, Prepayment and Cancellation36

6 Repayment36

7 Prepayment and Cancellation36

Section 5 Costs of Utilisation40

8 Interest40

9 Interest Periods42

10 Changes to the Calculation of Interest43

11 Fees44

Section 6 Additional Payment Obligations46

12 Tax Gross Up and Indemnities46

13 Increased Costs51

14 Other Indemnities53

15 Mitigation by the Finance Parties55

16 Costs and Expenses56

Section 7 Guarantees and Joint and Several Liability of Borrowers57

17 Guarantees and Indemnities57

18 Joint and Several Liability of the Borrowers60

Section 8 Representations, Undertakings and Events of Default62

19 Representations62

20 Information Undertakings69

21 Financial Covenants73

22 General Undertakings83

23 Insurance Undertakings90

24 Ship Undertakings95

25 Loan Value ratio 101

26 Accounts, Application of Earnings103

27 Events of Default105

Section 9 Changes to Parties111

28 Changes to the Lenders111

29 Changes to the Obligors116

Section 10 The Finance Parties117

30 The Facility Agent, the Arranger117

31 The Security Agent127

32 Conduct of Business by the Finance Parties141

33 Sharing among the Finance Parties141

Section 11 Administration143

34 Payment Mechanics143

35 Set-Off146

36 Bail-In146

37 Notices147

38 Calculations and Certificates149

39 Partial Invalidity149

40 Remedies and Waivers149

41 Settlement or Discharge Conditional149

42 Irrevocable Payment150

43 Amendments and Waivers150

44 Confidential Information153

45 Confidentiality of Funding Rates157

46 Counterparts158

Section 12 Governing Law and Enforcement159

47 Governing Law159

48 Enforcement159

Schedules

Schedule 1 The Parties160

Part A The Obligors160

Part B The Original Lenders161

Part C The Servicing Parties163

Schedule 2 Conditions Precedent and Subsequent164

Part A Conditions Precedent to Utilisation Request164

Part B Conditions Precedent to Utilisation of the Advances166

Part C Conditions Subsequent for each Advance168

Schedule 3 Utilisation Request169

Schedule 4 Form of Transfer Certificate171

Schedule 5 Form of Assignment Agreement174

Schedule 6 Timetables177

Schedule 7 Details of the Ships178

Schedule 8 Repayment Schedule179

Schedule 9 Form of Compliance Certificate180

Execution

Execution Pages181

THIS AGREEMENT is made on 30 September 2021

Parties
(1)	AMALIA PRODUCT CORPORATION, a corporation incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as Borrower A ("Borrower A")
(2)	CARL PRODUCT CORPORATION, a corporation incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as Borrower B ("Borrower B")
(3)	GUAYAQUIL TANKER CORPORATION, a corporation incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as Borrower C ("Borrower C")
(4)	SEAWAYS SHIPPING II CORPORATION, a corporation incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as ACG Guarantor ("ACG Guarantor")
(5)	INTERNATIONAL SEAWAYS, INC., a corporation incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as Parent Guarantor ("Parent Guarantor")
(6)	MACQUARIE BANK LIMITED, LONDON BRANCH, as arranger (the "Arranger")
(7)	THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Parties) as lenders (the "Original Lenders")
(8)	MACQUARIE BANK LIMITED, LONDON BRANCH, as agent of the other Finance Parties (the "Facility Agent")
(9)	MACQUARIE BANK LIMITED, LONDON BRANCH, as security agent for the Secured Parties (the "Security Agent")
Background

The Lenders have agreed to make available to the Borrowers a facility of up to $20,000,000 for the purposes of:

(A)	financing the Permitted Drawdown Distribution(s);
(B)	funding the Restricted Cash Account; and
(C)	paying fees under the Finance Documents.
Operative Provisions

EUROPE/69298114v12

Section 1

Interpretation
1	Definitions and Interpretation
1.1	Definitions

In this Agreement:

"Account Bank" means (i) in relation to the Earnings Account, JP Morgan acting through its office at 270 Park Avenue, New York, NY, 10017, USA and (ii) in relation to the Restricted Cash Account and the Dry Dock Reserve Account, Macquarie Bank Limited acting through its London branch at Ropemaker Place, 28 Ropemaker Street, London EC2Y 9HD or any replacement bank or other financial institution as may be approved by the Facility Agent acting with the authorisation of the Majority Lenders.
"Account Security" means a document creating Security over any Account in agreed form.
"Accounts" means the Earnings Account, the Restricted Cash Account and the Dry Dock Reserve Account.
"Advance" means a borrowing of all or part of the Loan under this Agreement.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Approved Broker" means any firm or firms of insurance brokers approved in writing by the Facility Agent, acting with the authorisation of the Majority Lenders.
"Approved Classification" means in relation to a Ship, as at the date of this Agreement, the classification in relation to that Ship specified in Schedule 7 (Details of the Ships) or the equivalent classification with another Approved Classification Society.
"Approved Classification Society" means in relation to a Ship, as at the date of this Agreement, the Classification Society in relation to that Ship specified in Schedule 7 (Details of the Ships) or any other classification society approved in writing by the Facility Agent acting with the authorisation of the Majority Lenders (such approval not to be unreasonably withheld or delayed).
"Approved Commercial Manager" means in relation to a Ship, as at the date of this Agreement, the manager specified as the approved commercial manager in relation to that Ship in Schedule 7 (Details of the Ships), each Guarantor and any of its Subsidiaries or any other person approved in writing by the Facility Agent acting with the authorisation of the Lenders as the commercial manager of that Ship (such approval not to be unreasonably withheld or delayed).
"Approved Flag" means in relation to a Ship, as at the date of this Agreement, the flag in relation to that Ship specified in Schedule 7 (Details of the Ships) or any other flag approved in writing by the Facility Agent acting with the authorisation of the Lenders (such approval not to be unreasonably withheld or delayed).

"Approved Insurers" means:
(a)	in the case of protection and indemnity risks, such insurance company or companies and/or underwriters being in the International Group of P&I Clubs; and
(b)	in relation to any other Insurances taken out, insurance companies and/or underwriters rated BBB+ or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody's Investors Service Limited or with a comparable rating from an internationally recognised credit rating agency.
"Approved Manager" means, in relation to a Ship, the Approved Commercial Manager or the Approved Technical Manager of that Ship.
"Approved Technical Manager" means in relation to a Ship, as at the date of this Agreement, the manager specified as the approved technical manager in relation to that Ship in Schedule 7 (Details of the Ships), each Guarantor and any of its Subsidiaries or any other person approved in writing by the Facility Agent acting with the authorisation of the Lenders as the technical manager of that Ship (such approval not to be unreasonably withheld or delayed).
"Approved Valuer" means Clarksons, Galbraiths, Maersk Brokers, Howe Robinson, Fearnleys AS, Arrow Sale and Purchase Ltd., Affinity LLP, Simpson Spence & Young Shipbrokers Ltd. and Braemar ACM (or any Affiliate of such person through which valuations are commonly issued or any successor firm) and any other firm or firms of independent sale and purchase shipbrokers agreed between the Borrowers and the Facility Agent.
"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
"Assignable Charter" means any Charter in respect of a Ship of more than 12 consecutive months or capable of exceeding 12 months including any optional extensions but excluding 30 days for positioning as and if provided in the respective Charter.
"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.
"Availability Period" means the period from and including the date of this Agreement to and including the date falling 30 days after the date of this Agreement or any such later date as may be agreed in writing between the Borrowers and the Facility Agent.
"Available Commitment" means a Lender's Commitment minus:
(a)	the amount of its participation in the outstanding Loan; and
(b)	in relation to any proposed Utilisation, the amount of its participation in any Advance that is due to be made on or before the proposed Utilisation Date.
"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:
(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BBRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and
(b)	in relation to any state other than such an EEA Member Country or the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
"BMP5" means the Best Management Practice guide jointly released on 28 June 2018 by BIMCO, the International Chamber of Shipping, the International Group of P&I Clubs, INTERTANKO and the Oil Companies International Marine Forum.
"Borrower" means Borrower A, Borrower B or Borrower C and "Borrowers" means all of them.
"Break Costs" means the amount (if any) by which:
(a)	where a Fixed Rate does not apply in respect of an Advance, the amount (if any) by which:
(i)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum (or the date of cancellation of such amount) to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it (or cancelled) on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;
(b)	where a Fixed Rate applies in respect of an Advance, the amount of any expenses which a Lender is charged by its treasury department as a result of that Advance being repaid other than in accordance with the Repayment Schedule or an Unfixing.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York.
"BWM Convention" means the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, 2004, as the same may be amended or supplemented from time to time.

"Charter" means in relation to a Ship, any charter including without limitation an Assignable Charter relating to that Ship, or other contract for its employment, whether or not already in existence.
"Charterparty Assignment" means in relation to a Ship, the assignment creating security over the rights of the relevant Borrower under any Assignable Charter and any Charter Guarantee relative thereto in agreed form which shall be notified to, and acknowledged by, the relevant charterer.
"Charter Guarantee" means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting a Charter.
"Code" means the US Internal Revenue Code of 1986.
"Commercial Management Agreement" means each agreement entered into between a Borrower and the Approved Commercial Manager regarding the commercial management of a Ship.
“Commission” or “SEC” means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act.
"Commitment" means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Part B of Schedule 1 (The Parties) and the amount of any other Commitment transferred to it under this Agreement; and
(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a compliance certificate in the form set out in Schedule 9 (Form of Compliance Certificate).

"Confidential Information" means all information relating to any Obligor, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)	any Obligor or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 44 (Confidential Information); or
(B)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its advisers; or
(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(ii)	any Funding Rate.
"Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrowers and the Facility Agent.
"Deed of Covenant" means in relation to a Ship and where (in the opinion of the Facility Agent) it is appropriate in the context of the relevant Approved Flag, the deed of covenant collateral to the Mortgage over that Ship and creating Security over that Ship in agreed form.
"Default" means an Event of Default or a Potential Event of Default.
"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.
"Disruption Event" means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Obligor; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Obligor preventing that, or any other, Party or, if applicable, any Obligor:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties or, if applicable, any Obligor in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Obligor whose operations are disrupted.

"Document of Compliance" has the meaning given to it in the ISM Code.

"dollars" and "$" mean the lawful currency, for the time being, of the United States of America.
"Dry Dock Reserve Account" means, an account in the name of the ACG Guarantor with the relevant Account Bank and designated "Seaways Shipping II Corporation - Dry Dock Reserve Account".
"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Borrower or the Security Agent and which arise out of or in connection with or relate to the use or operation of that Ship, including (but not limited to):
(a)	the following, save to the extent that any of them is, with the prior written consent of the Facility Agent, pooled or shared with any other person:
(i)	all freight, hire and passage moneys including, without limitation, all moneys payable under, arising out of or in connection with a Charter or a Charter Guarantee;
(ii)	the proceeds of the exercise of any lien on sub-freights;
(iii)	compensation payable to a Borrower or the Security Agent in the event of requisition of that Ship for hire or use;
(iv)	remuneration for salvage and towage services;
(v)	demurrage and detention moneys;
(vi)	without prejudice to the generality of sub-paragraph (i) above, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;
(vii)	all moneys which are at any time payable under any Insurances in relation to loss of hire;
(viii)	all monies which are at any time payable to a Borrower in relation to general average contribution; and
(b)	if and whenever that Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (viii) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship.
"Earnings Account" means:
(a)	an account in the name of the ACG Guarantor with the Account Bank designated "Seaways Shipping II Corporation - Earnings Account";
(b)	any other account in the name of the ACG Guarantor with the Account Bank which may, with the prior written consent of the Facility Agent, be opened in the place of the account referred to in paragraph (a) above, irrespective of the number or designation of such replacement account; or

(c)	any sub-account of any account referred to in paragraphs (a) or (b) above.
“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC.
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.
"Environmental Claim" means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
"Environmental Incident" means:
(a)	any release, emission, spill or discharge of Environmentally Sensitive Material whether within a Ship or from a Ship into any other vessel or into or upon the air, sea, land or soils (including the seabed) or surface water; or
(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than any Ship and which involves a collision between any Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or any Obligor and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or
(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where an Obligor and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action.
"Environmental Law" means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
"Equity Interests" of any person means:

(a)	any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests, membership interests and partnership interests) in such person; and
(b)	all rights, warrants, participations, options or other equivalents for the purchase or acquisition from such person of such shares or other equity interests, and all securities or other equivalents that are convertible into or exchangeable for such shares or other equity interests, in each case, whether or not currently exercisable.
"EU Bail-In Legislation Schedule" means the document described as such and published by the LMA from time to time.
"EU Ship Recycling Regulation" means Regulation (EU) No. 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No. 1013/2006 and Directive 2009/16/EC.
"Event of Default" means any event or circumstance specified as such in Clause 27 (Events of Default).
"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means:
(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means any letter or letters dated on or about the date of this Agreement between any of the Arranger, the Facility Agent and the Security Agent and any Obligor setting out any of the fees referred to in Clause 11 (Fees).
"Finance Document" means:
(a)	this Agreement (including each Repayment Schedule);
(b)	each Fee Letter;
(c)	the Utilisation Request;
(d)	each Security Document;
(e)	each Manager's Undertaking;
(f)	any Subordination Agreement;
(g)	any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; and
(h)	any other document designated as such by the Facility Agent and the Borrowers.
"Finance Party" means the Facility Agent, the Security Agent, the Arranger, the Account Bank for the Restricted Cash Account and Dry Dock Reserve Account or a Lender.
"Financial Indebtedness" means any indebtedness for or in relation to:
(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP (except for the omission of footnote), be treated as a balance sheet liability;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;
(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);
(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)	the amount of any prospective or contingent liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above, provided, however, that such prospective or contingent liability shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any such prospective or contingent liability shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such contingent liability is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten enforceable agreement, evidencing such contingent liability) or, if not stated or determinable, the amount that can reasonably be expected to become an actual or matured liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
"Fixed Rate" has the meaning given to that term in paragraph (d) of Clause 8.2 (Fixed Rate Option).
"Fixed Rate Option" has the meaning given to that term in paragraph (a) of Clause 8.2 (Fixed Rate Option).
"Fixed Rate Period" has the meaning given to that term in paragraph (a) of Clause 8.2 (Fixed Rate Option).
"Funding Rate" means any individual rate notified by a Lender to the Facility Agent pursuant to sub-paragraph (ii) of paragraph (a) of Clause 10.3 (Cost of funds).
“GAAP” means generally accepted accounting principles in the U.S., including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, being in effect as of the date of this Agreement.
"General Assignment" means, in relation to a Ship, the general assignment creating Security over that Ship's Earnings, its Insurances and any Requisition Compensation in relation to that Ship in agreed form.
"Group" means each Guarantor and its Subsidiaries for the time being.
"Group Company" means any entity in the same ultimate beneficial ownership as the Obligors.
"Group Ship" means any ship owned by a member of the Group.

"Guarantors" means the ACG Guarantor and the Parent Guarantor.
"Holding Company" means, in relation to a person, any other person in relation to which it is a Subsidiary.
"Indemnified Person" has the meaning given to it in Clause 14.2 (Other indemnities).
"Indicative Fixed Rate" has the meaning given to that term in paragraph (b) of Clause 8.2 (Fixed Rate Option).
"Initial Market Value" in relation to a Ship, the Market Value of that ship calculated in accordance with the valuations relative thereto referred to in paragraph 3.5 of Part B of Schedule 2 (Conditions Precedent and Subsequent).
"Insurances" means, in relation to a Ship:
(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in relation to that Ship, that Ship's Earnings or otherwise in relation to that Ship whether before, on or after the date of this Agreement; and
(b)	all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.
"Interest Period" means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).
"Interpolated Screen Rate" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan,

each as of the Specified Time for dollars.

"Inventory of Hazardous Materials" means a statement of compliance issued by a classification society being a member of the International Association of Classification Societies (IACS) which includes a list of any and all materials known to be potentially hazardous utilised in the construction of a Ship together with their respective location and approximate quantities as required by Article 5 (Inventory of Hazardous Materials) of the EU Ship Recycling Regulation (or any similar statement of compliance required under any other applicable recycling regulations).

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.
"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.
"ISSC" means an International Ship Security Certificate issued under the ISPS Code.
"Lender" means:
(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 28 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with this Agreement.

"LIBOR" means, in relation to the Loan or any part of the Loan:
(a)	the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or
(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

"LMA" means the Loan Market Association or any successor organisation.
"Loan" means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowings under the Facility and a "part of the Loan" means an Advance or any other part of the Loan as the context may require.
"Loan Value Ratio" means the percentage ratio of:
(a)	the amount of the Loan then outstanding (plus, during a Fixed Rate Period only, any Break Costs that would be payable if the whole of the Loan were to be repaid or prepaid at that time) less any amount held in the Restricted Cash Account which has been provided under paragraph (b) of Clause 25.2 (Provision of additional security; prepayment);

to

(b)	the aggregate of:
(i)	the Market Value of the Ships then subject to a Mortgage;
(ii)	the amounts standing to the credit of the Restricted Cash Account (but excluding any amount held in the Restricted Cash Account which has been provided under paragraph (b) of Clause 25.2 (Provision of additional security; prepayment)); and

(iii)	the net realisable value of additional Security previously provided under Clause 25 (Loan Value Ratio) (but excluding any amount held in the Restricted Cash Account which has been provided under paragraph (b) of Clause 25.2 (Provision of additional security; prepayment)).
"Major Casualty" means in relation to a Ship any casualty to that Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $750,000 or the equivalent in any other currency.
"Majority Lenders" means:
(a)	if no Advance has yet been made, a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments; or
(b)	at any other time, a Lender or Lenders whose participations in the Loan aggregate more than 66⅔ per cent. of the amount of the Loan then outstanding or, if the Loan has been repaid or prepaid in full, a Lender or Lenders whose participations in the Loan immediately before repayment or prepayment in full aggregate more than 66⅔ per cent. of the Loan immediately before such repayment.
"Management Agreement" means a Technical Management Agreement or a Commercial Management Agreement.
"Manager's Undertaking" means the letter of undertaking from the Approved Technical Manager and the letter of undertaking from the Approved Commercial Manager (other than in respect of Panamax International) subordinating the rights of the Approved Technical Manager and the Approved Commercial Manager (other than in respect of Panamax International) respectively against each Ship and each Borrower to the rights of the Finance Parties and assigning the rights of the Approved Technical Manager and the Approved Commercial Manager (other than in respect of Panamax International) respectively in the Insurances of each Ship to the Finance Parties in agreed form.
"Margin" means 3.825 per cent. per annum.
"Market Value" means, in relation to a Ship or any other vessel, at any date, an amount in dollars determined by the Facility Agent as being an amount equal to the market value of that Ship or vessel conclusively determined by the arithmetic average of two valuations prepared for and addressed to the Facility Agent:
(a)	as at a date not more than 30 Business Days previously;
(b)	by two Approved Valuers selected by the Facility Agent or the Obligors;
(c)	in dollars;
(d)	made on a desktop basis provided that the Facility Agent may reduce such desktop valuation by such amount determined by the Facility Agent as is required to be spent to restore a Ship to a standard condition as specified in any physical inspection report; and
(e)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any Charter,

and, where a valuation is presented as a range of values, the mid-point of the range shall be used for the purposes of calculating such arithmetic average.

"Material Adverse Effect" means a material adverse effect on:
(a)	the business, operations, property or financial condition of the Obligors, taken as a whole; or
(b)	the ability of the Obligors, taken as a whole, to perform their obligations under any Finance Document; or
(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.
"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Mortgage" means, in relation to a Ship, the first priority or preferred (as the case may be) ship mortgage on that Ship in agreed form.
"Net Trade Payables" means the difference between the aggregate trade payables in respect of a Ship and the aggregate trade receivables in respect of a Ship provided, however that if the aggregate trade receivables in respect of a Ship exceed the aggregate trade payables in respect of that Ship, the Net Trade Payables in respect of such Ship shall be deemed to be zero.
"Non-Indemnified Tax" means a Tax for which the Obligors have no obligation under Clause 12 (Tax Gross Up and Indemnities) to pay any increased amount or indemnity to or for the benefit of a Finance Party.
"Obligor" means a Borrower or a Guarantor and "Obligors" means all of them.
"Original Financial Statements" means:
(a)	in relation to each Borrower, its unaudited consolidated comparative balance sheets and income statements for the financial year ended 31 December 2020;

(b)	in relation to the ACG Guarantor, its opening unaudited consolidated comparative balance sheets and income statements; and
(c)	in relation to the Parent Guarantor, its audited consolidated financial statements for its financial year ended 31 December 2020. Such financial statements of the Parent Guarantor may take the form of reports and information which have been filed with the SEC through the EDGAR system (or any successor system) and such reports and information are publicly available.
"Original Jurisdiction" means in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.
"Overseas Regulations" means the Overseas Companies Regulations 2009 (SI 2009/1801).
"Panamax International" means Panamax International Shipping Limited.
"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Party" means a party to this Agreement.
"Permitted Charter" means, in relation to a Ship, a Charter:
(a)	which is a time, voyage or consecutive voyage charter;
(b)	the duration of which does not exceed and is not capable of exceeding, by virtue of any optional extensions, 12 Months plus a redelivery allowance of not more than 30 days;
(c)	which is entered into on bona fide arm's length terms at the time at which that Ship is fixed; and
(d)	in relation to which not more than two Months' hire is payable in advance,

and any other Charter which is approved in writing by the Facility Agent acting with the authorisation of the Majority Lenders.

"Permitted Distribution" means:
(a)	any Permitted Drawdown Distribution; and
(b)	withdrawal of an amount standing to the credit of the Earnings Account made in accordance with paragraph (iv) of Clause 26.3 (which may be used for any purpose including the payment of dividends and the making of distributions).
"Permitted Distribution Criteria" means, in relation to a dividend or distribution by the ACG Guarantor to the Parent Guarantor that:
(a)	the Facility Agent has confirmed to the Obligors in writing before the making or payment of such dividend or distribution that:

(i)	the Loan Value Ratio is not more than 65 per cent. immediately before the proposed dividend or distribution is made; and
(ii)	immediately after the making or payment of such dividend or distribution, the aggregate balance standing to the credit of the Earnings Account (or Restricted Cash Account excluding the Restricted Cash Deposit) is not less than $500,000 per Ship;
(b)	the dividend or distribution is paid at least 6 months before the Termination Date unless a refinancing plan is in place which is satisfactory in all respects to the Facility Agent (provided that such requirement is not applicable where such dividend or distribution is funded by the sale proceeds of a Ship); and
(c)	no Default has occurred and is continuing or would occur as a result of the making or payment of such dividend or distribution.
"Permitted Drawdown Distribution" means a dividend or distribution by a Borrower to the ACG Guarantor and/or by the ACG Guarantor to the Parent Guarantor to be funded using proceeds of an Advance provided that:
(a)	such dividend or distribution is made within 5 Business Days after the Utilisation Date;
(b)	the aggregate amount remaining in the Restricted Cash Account excluding the Restricted Cash Deposit, until the Earnings Account is opened in accordance with paragraph (c) of Clause 26.2 (Payment of Earnings, starting working capital amount) following such dividend or distribution is at least $1,200,000; and
(c)	no Default has occurred and is continuing or would occur as a result of the making or payment of such dividend or distribution.
"Permitted Financial Indebtedness" means:
(a)	any Financial Indebtedness incurred under the Finance Documents;
(b)	any Financial Indebtedness that is subordinated to all Financial Indebtedness incurred under the Finance Documents pursuant to a Subordination Agreement or otherwise and which is, in the case of any such Financial Indebtedness of a Borrower, the subject of Subordinated Debt Security; and
(c)	in respect of a Ship, any trade credit incurred in the ordinary course of business up to, in aggregate $1,000,000 (or such higher amount as agreed by the Facility Agent acting on the instructions of the Majority Lenders from time to time) and which is paid promptly and in accordance with trade creditor's terms, provided that any Financial Indebtedness which relates to drydocking, ballast water treatment and special survey shall not be included in such calculation to the extent that it is covered by funds in the Dry Dock Reserve Account.
"Permitted Security" means:
(a)	Security created by the Finance Documents;

(b)	any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances which are approved by the Facility Agent;
(c)	liens for unpaid master's and crew's wages in accordance with first class ship ownership and management practice;
(d)	liens for salvage;
(e)	liens for master's disbursements incurred in the ordinary course of trading;
(f)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of any Ship and not as a result of any default or omission by an Obligor, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 24.15 (Restrictions on chartering, appointment of managers etc.);
(g)	liens arising pursuant to a Permitted Charter in favour of the charterer under applicable law; and
(h)	liens arising with respect to any contract of affreightment or pooling agreements.
"Potential Event of Default" means any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period or the giving of notice under the Finance Documents or any combination of the any of the foregoing) be an Event of Default.
"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.
"Protected Party" has the meaning given to it in Clause 12.1 (Definitions).
"Qualifying Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of the Loan and is entitled to complete exemption from United States federal tax withholding with respect to payments under the Facility pursuant to an applicable income tax treaty between the United States and the country in which that Lender is resident for tax purposes or on the basis that the income derived by that Lender from the Facility is effectively connected with the conduct by that Lender of a trade or business in the United States and is required to be included in the income reported on the Lender’s US federal income tax return in each case assuming that all procedural formalities necessary to obtain such exemption have been completed.
"Quarter End Date" means each of 31 March, 30 June, 30 September and 31 December in each calendar year.
"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.
"Related Fund" in relation to a Lender, means a fund which is managed or advised by the same Lender or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the Lender.
"Relevant Date" shall have the meaning given in Clause 7.4 (Mandatory prepayment on sale, arrest or Total Loss)
"Relevant Interbank Market" means the London interbank market.
"Relevant Jurisdiction" means, in relation to an Obligor:
(a)	its Original Jurisdiction;
(b)	any jurisdiction where any Ship subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is flagged and registered;
(c)	the jurisdiction where its principal executive office is located; and
(d)	the jurisdiction whose laws are stated to govern the the Security Documents entered into by it.
"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
"Repayment Date" means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan).
"Repayment Instalment" means each quarterly repayment instalment and each balloon repayment instalment of an Advance as specified in the Repayment Schedule for that Advance.
"Repayment Schedule" shall have the meaning given in Clause 6.1 (Repayment of Loan).
"Repeating Representation" means each of the representations set out in Clause 19 (Representations) except Clause 19.10 (Insolvency), Clause 19.11 (No filing or stamp taxes) and Clause 19.12 (Deduction of Tax) and any representation of any Obligor made in any other Finance Document that is expressed to be a "Repeating Representation" or is otherwise expressed to be repeated.
"Replacement Benchmark" means a benchmark rate which is:
(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:
(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or
(c)	in the opinion of the Majority Lenders and the Borrowers, an appropriate successor to a Screen Rate.
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Requisition" means in relation to a Ship:
(a)	any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and
(b)	any capture or seizure of that Ship (including any hijacking or theft) by any person whatsoever.
"Requisition Compensation" includes all compensation or other moneys payable to a Borrower by reason of any Requisition or any arrest or detention of a Ship in the exercise or purported exercise of any lien or claim.
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"Restricted Cash Account" means, an account in the name of the ACG Guarantor with the relevant Account Bank and designated "Seaways Shipping II Corporation - Restricted Cash Account".
"Restricted Cash Deposit" means the cash deposit of not less than $350,000 per Ship to be held in the Restricted Cash Account.
"Safety Management Certificate" has the meaning given to it in the ISM Code.
"Safety Management System" has the meaning given to it in the ISM Code.
"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):
(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the European Commission, any member state of the European Union, the

United Nations or its Security Council or the United States of America (including the Office of Foreign Assets Control of the US Department of Treasury) or Australia regardless of whether the same is or is not binding on any Obligor; or
(b)	otherwise imposed by any law or regulation binding on an Obligor or to which an Obligor is subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America), against any state, natural or legal person, body or entity.

"Sanctioned Country" means a country or territory that is, or whose government is, the subject or target of any comprehensive, country-wide or territory-wide Sanctions (which, as at the date of this Agreement, includes Crimea, Cuba, Iran, Syria, North Korea and Venezuela).
"Scheduled Event" means an expected drydocking, special survey or ballast water works to be undertaken to a Ship in respect of which there is the required cash reserve in the Dry Dock Reserve Account in accordance with Clause 26.5 (Dry Dock Reserve Account).
"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers.

"Screen Rate Contingency Period" means 10 Business Days.

"Screen Rate Replacement Event" means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders, and the Borrowers materially changed;
(b)
(i)	either:
(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)	information is published in any order, decree, notice, petition or filing, however described, or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)	the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;
(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued;
(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or
(c)	the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrowers) temporary; or
(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than the Screen Rate Contingency Period; or
(d)	in the opinion of the Majority Lenders and the Borrowers, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement; or
(e)	the supervisor or the administrator of that Screen Rate makes a public announcement or publishes information stating that that Screen Rate is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor or administrator).
"Secured Liabilities" means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Secured Party under or in connection with each Finance Document.
"Secured Party" means each Finance Party from time to time party to this Agreement, a Receiver or any Delegate.
"Security" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.
"Security Assets" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
"Security Document" means:
(a)	any Shares Security;
(b)	any Mortgage;
(c)	any Deed of Covenant;
(d)	any General Assignment;

(e)	any Charterparty Assignment;
(f)	any Account Security;
(g)	any Subordinated Debt Security;
(h)	any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or
(i)	any other document designated as such by the Facility Agent and the Borrowers.
"Security Period" means the period starting on the date of this Agreement and ending on the date on which the Facility Agent is satisfied that there is no outstanding Commitment and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.
"Security Property" means:
(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;
(b)	all obligations expressed to be undertaken by an Obligor to pay amounts in relation to the Secured Liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor or any other person in favour of the Security Agent as trustee for the Secured Parties;
(c)	the Security Agent's interest in any turnover trust created under the Finance Documents;
(d)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties, except:

(i)	rights intended for the sole benefit of the Security Agent; and
(ii)	any moneys or other assets which the Security Agent has transferred to the Facility Agent or (being entitled to do so) has retained in accordance with the provisions of this Agreement.
"Servicing Party" means the Facility Agent or the Security Agent.
"Shares Security" means, in relation to a Borrower and the ACG Guarantor, a document creating Security over the Equity Interests in that Borrower and the ACG Guarantor, in agreed form.
"Ship" means Ship A, Ship B or Ship C.
"Ship A" means m.v. "Seaways Luzon", details of which are set out opposite its name in Schedule 7 (Details of the Ships).

"Ship B" means m.v. "Seaways Visayas", details of which are set out opposite its name in Schedule 7 (Details of the Ships).
"Ship C" means m.v. "Seaways Guayaquil", details of which are set out opposite its name in Schedule 7 (Details of the Ships).
"Specified Time" means a day or time determined in accordance with Schedule 6 (Timetables).
"Subordinated Creditor" means:
(a)	an Obligor that has entered into a Subordinated Loan Agreement as lender with any other Obligor; or
(b)	any other person who becomes a Subordinated Creditor in accordance with this Agreement.
"Subordinated Debt Security" means a Security over Subordinated Liabilities entered into or to be entered into by a Subordinated Creditor in favour of the Security Agent in an agreed form.
"Subordinated Finance Document" means:
(a)	a Subordinated Loan Agreement; and
(b)	any other document relating to or evidencing Subordinated Liabilities.
"Subordinated Liabilities" means all indebtedness owed or expressed to be owed by the Borrowers and/or the ACG Guarantor to the Subordinated Creditors whether under the Subordinated Finance Documents or otherwise.
"Subordinated Loan Agreement" means any loan agreement made between (i) a Borrower and/or the ACG Guarantor and (ii) the Subordinated Creditor.
"Subordination Agreement" means a subordination agreement entered into or to be entered into by each Subordinated Creditor and the Security Agent in agreed form.
"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by any governmental authority or other taxing authority.
"Tax Credit" has the meaning given to it in Clause 12.1 (Definitions).
"Tax Deduction" has the meaning given to it in Clause 12.1 (Definitions).
"Tax Payment" has the meaning given to it in Clause 12.1 (Definitions).
"Technical Management Agreement" means each agreement entered into between a Borrower and the Approved Technical Manager regarding the technical management of a Ship.

"Termination Date" means the date falling 42 Months after the Utilisation Date.
"Third Parties Act" has the meaning given to it in Clause 1.5 (Third party rights).
"Total Commitments" means the aggregate of the Commitments, being $20,000,000 at the date of this Agreement.
"Total Loss" means in relation to a Ship:
(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship; or
(b)	any Requisition of that Ship unless that Ship is returned to the full control of the relevant Borrower within 60 days of such Requisition.
"Total Loss Date" means, in relation to the Total Loss of a Ship:
(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earlier of:
(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Borrower with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and
(c)	in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Facility Agent that the event constituting the total loss occurred.
"Transaction Document" means:
(a)	a Finance Document;
(b)	a Subordinated Finance Document;
(c)	any Charter; or
(d)	any other document designated as such by the Facility Agent and a Borrower.
"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.
"Transfer Certificate" means a certificate in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrowers.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:
(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.
"Unfixing" has the meaning given to that term in paragraph (g) of Clause 8.2 (Fixed Rate Option).
"Unfixing Notice" has the meaning given to that term in paragraph (g) of Clause 8.2 (Fixed Rate Option).
"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
"UK Establishment" means a UK establishment as defined in the Overseas Regulations.
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"US" means the United States of America.
"Utilisation" means a utilisation of the Facility.
"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Advance is to be made.
"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
"VAT" means any value added tax, goods and services tax, sales tax or other tax of a similar nature imposed by any governmental authority or other taxing authority.
"Write-down and Conversion Powers" means:
(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and
(b)	in relation to any other applicable Bail-In Legislation:
(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:
(i)	any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)	any similar or analogous powers under that UK Bail-In Legislation.
1.2	Construction
(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)	the "Account Bank", the "Arranger", the "Facility Agent", any "Finance Party", any "Lender", any "Obligor", any "Party", any "Secured Party" or the "Security Agent" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(ii)	"assets" includes present and future properties, revenues and rights of every description;
(iii)	a liability which is "contingent" means a liability which is not certain to arise and/or the amount of which remains unascertained;
(iv)	"control" means in relation to an Obligor:
(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of that Obligor; or appoint or remove all, or the majority, of the directors or other equivalent officers of that Obligor; or give directions with respect to the operating and financial policies of that Obligor with which the directors or other equivalent officers of that Obligor are obliged to comply; and/or
(B)	the holding beneficially of more than 50 per cent. of the issued shares of that Obligor (excluding any part of the issued shares that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
(v)	"document" includes a deed and also a letter;
(vi)	"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT (other than, in the case of an expense incurred by a Finance Party, a Non-Indemnified Tax);

(vii)	a "Finance Document", a "Security Document" or "Transaction Document" or any other agreement, document or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement, document or instrument as amended, novated, supplemented, extended or restated;
(viii)	a "group of Lenders" includes all the Lenders;
(ix)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(x)	"law" includes any statute, ordinance or other legislation or order or decree of any governmental authority, any treaty or international convention, and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
(xi)	"proceedings" means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;
(xii)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(xiii)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(xiv)	a law or regulation is a reference to that law or regulation as amended or re-enacted from time to time;
(xv)	a time of day is a reference to London time;
(xvi)	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;
(xvii)	words denoting the singular number shall include the plural and vice versa; and
(xviii)	"including" and "in particular" (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.
(b)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(e)	A Potential Event of Default is "continuing" if it has not been remedied or waived in writing and an Event of Default is "continuing" if it has not been waived in writing.
1.3	Construction of insurance terms

In this Agreement:

"approved" means, for the purposes of Clause 23 (Insurance Undertakings), approved in writing by the Facility Agent.
"excess risks" means, in respect of a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims.
"obligatory insurances" means all insurances effected, or which a Borrower is obliged to effect, under Clause 23 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document.
"policy" includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.
"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls)(1/10/83).
1.4	Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in "agreed form" are to that Finance Document:

(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by the Borrowers and the Facility Agent); or
(b)	in any other form agreed in writing between the Borrowers and the Facility Agent acting with the authorisation of the Majority Lenders or, where Clause 43.2 (All Lender matters) applies, all the Lenders.

1.5	Third party rights
(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.
(b)	Subject to Clause 43.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
(c)	Any Receiver, Delegate, Affiliate or any other person described in paragraph (d) of Clause 14.2 (Other indemnities), paragraph (b) of Clause 30.11 (Exclusion of liability), or paragraph (b) of Clause 31.11 (Exclusion of liability) may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

Section 2

The Facility
2	The Facility
2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a dollar term loan facility in three separate Advances (one Advance per Ship) in the amounts set out in Clause 5.3 (Currency and Amount), in an aggregate amount not exceeding the Total Commitments.

2.2	Finance Parties' rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)	A Finance Party may not, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.3	Borrowers' Agent
(a)	Each Borrower by its execution of this Agreement irrevocably appoints the Parent Guarantor to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the Parent Guarantor on its behalf to supply all information concerning that Borrower contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Borrower notwithstanding that they may affect the Borrower, without further reference to or the consent of that Borrower; and
(ii)	each Finance Party to give any notice, demand or other communication to that Borrower pursuant to the Finance Documents to the Parent Guarantor,

and in each case the Borrower shall be bound as though the Borrower itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Parent Guarantor or given to the Parent Guarantor under any Finance Document on behalf of a Borrower or in connection with any Finance Document (whether or not known to any Borrower) shall be binding for all purposes on that Borrower as if that Borrower had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Parent Guarantor and any Borrower, those of the Parent Guarantor shall prevail.
3	Purpose
3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility only for the purpose of (i) financing the Permitted Drawdown Distributions, (ii) funding the Restricted Cash Account and (iii) paying fees under the Finance Documents.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation
4.1	Initial conditions precedent

The Borrowers may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent and Subsequent) in form and substance satisfactory to the Facility Agent.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date and before the Advance is made available:
(i)	no Default is continuing or would result from the proposed Advance; and
(ii)	the Repeating Representations to be made by each Obligor are true; and
(b)	in the case of an Advance, the Facility Agent has received on or before the Utilisation Date, or is satisfied it will receive when the Advance is made available, all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent and Subsequent) in form and substance satisfactory to the Facility Agent.
4.3	Conditions Subsequent

The Borrowers undertake to deliver or cause to be delivered to the Facility Agent within five Business Days after each Utilisation Date, the additional documents and other evidence listed in Part C of Schedule 2 (Conditions Precedent and Subsequent) in form and substance satisfactory to the Facility Agent.

4.4	Waiver of conditions precedent

If the Lenders, at their discretion, permit an Advance to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) has been satisfied, the Borrowers shall ensure that that condition is satisfied within five Business Days after the Utilisation Date or such later date as the Facility Agent, acting with the authorisation of the Lenders, may agree in writing with the Borrowers.

Section 3

Utilisation
5	Utilisation
5.1	Delivery of a Utilisation Request
(a)	The Borrowers may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.
(b)	The Borrowers may not deliver more than one Utilisation Request in respect of the Facility.
5.2	Completion of a Utilisation Request
(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period; and
(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount).
(b)	The Utilisation Date in respect of each Advance shall be the same date.
5.3	Currency and amount
(a)	The currency specified in the Utilisation Request must be dollars.
(b)	The amount requested in the Utilisation Request must be an amount equal to the lesser of (i) $20,000,000; and (ii) 50 per cent. of the aggregate Initial Market Value of the Ships.
(c)	The Facility Agent will allocate the Facility into Advances (one Advance per Ship) on or around the Utilisation Date.
5.4	Lenders' participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Advance available by the Utilisation Date through its Facility Office.
(b)	The amount of each Lender's participation in each Advance will be equal to the proportion borne by its Available Commitment to the Available Facility immediately before making that Advance.
(c)	The Facility Agent shall notify each Lender of the amount of each Advance and the amount of its participation in that Advance by the Specified Time.
5.5	Cancellation of Commitments

The Commitments in respect of an Advance which are unutilised at the end of the Availability Period for that Advance shall then be cancelled without any further act or omission on the part of the Lenders.

5.6	Payment to third parties
(a)	Each Borrower irrevocably authorises the Facility Agent on the Utilisation Date, to pay to, or for the account of, the Borrowers the amounts which the Facility Agent receives from the Lenders in respect of the Loan. That payment shall be made:
(i)	in the amount required by Clause 26.4 (Restricted Cash Deposit and Restricted Cash Account), to the Restricted Cash Account; and
(ii)	in relation to the balance (less amounts payable under this Agreement and/or the Fee Letter) to the following bank account by direction of the Borrowers and the ACG Guarantor in payment of the Permitted Drawdown Distribution:

Account Name:International Seaways Operating Corporation

Account Number:880312025

Bank Name:JPMorgan Chase, NA

Bank SWIFT Code:CHASUS33

5.7	Disbursement of Advance to third party

Payment by the Facility Agent under Clause 5.6 (Payment to third parties) to a person other than a Borrower shall constitute the making of the relevant Advance and the Borrowers shall at that time become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender's participation in that Advance.

Section 4

Repayment, Prepayment and Cancellation
6	Repayment
6.1	Repayment of Loan
(a)	The Borrowers shall repay the Facility in accordance with the repayment schedule as set out in Schedule 8 (Repayment Schedule) to this Agreement as replaced in accordance with paragraphs (b) and (c) of this clause (the "Repayment Schedule").
(b)	If the amount of the Loan is less than provided for at paragraph (b)(i) of Clause 5.3 (Currency and Amount), then the Repayment Instalments (including the balloon instalment) shall be reduced pro-rata in proportion to the reduced Loan amount and the Facility Agent shall provide the Borrowers with a replacement Repayment Schedule which, in the absence of manifest error, is binding and conclusive.
(c)	If the allocation of the Facility into Advances under paragraph (c) of Clause 5.3 differs from the Repayment Schedule, then the Facility Agent shall provide the Borrowers with a replacement Repayment Schedule reflecting the actual Advances which, in the absence of manifest error, is binding and conclusive.
6.2	Effect of prepayment on scheduled repayments

Subject to Clause 7.3 (Voluntary prepayment of the Loan), if any part of the Loan is prepaid then the Repayment Instalments for each Repayment Date falling after that prepayment (including any balloon instalments) will reduce in inverse order of maturity by the amount of the Loan repaid or prepaid (and, except in respect of a prepayment made under Clause 7.1 (Illegality) or paragraph (a) of Clause 7.4 (Mandatory prepayment on sale, arrest, detention or Total Loss) pro rata between the Advances).

6.3	Termination Date

On the Termination Date, the Borrowers shall additionally pay to the Facility Agent for the account of the Finance Parties all other sums then accrued and owing under the Finance Documents.

6.4	Reborrowing

No Borrower may reborrow any part of the Facility which is repaid.

7	Prepayment and Cancellation
7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in an Advance or the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so, that Lender shall promptly notify the Facility Agent upon becoming aware of that event and upon the Facility Agent notifying the Borrowers (the date on which this is done being the “Illegality Notification Date”), the Borrowers shall either:

(a)	prepay that Lender’s participation in the Loan; or
(b)	replace that Lender pursuant to Clause 7.5 (Right of Replacement and cancellation in relation to a single Lender),

in each case on the last day of the Interest Period for the Loan occurring after the Illegality Notification Date or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) (in each case the “Final Date”) and provided that (i) that Lender shall not be obliged to participate in any Advance on or after the Illegality Notification Date and (ii) if the Lender has not then been replaced as provided in paragraph (b) above, that Lender's Available Commitment shall be cancelled on the Final Date. For the avoidance of doubt, if the Borrowers do not elect either (a) or (b) above, the Borrowers shall be required to prepay that Lender’s participation in the Loan in accordance with paragraph (a).

7.2	Voluntary and automatic cancellation
(a)	The Borrowers may cancel the whole or any part (being a minimum amount of $500,000) of the Available Facility. Any cancellation under this Clause 7.2 (Voluntary and automatic cancellation) shall reduce the Commitments.
(b)	Any unutilised Commitment shall be automatically cancelled at close of business on the last date of the Availability Period.
7.3	Voluntary prepayment of Loan

The Borrowers may, subject to giving the Facility Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Advance or Advances of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $500,000). All voluntary prepayments shall be applied as directed by the Obligors, including without limitation and notwithstanding any other provision of the Finance Documents, to prepay, in whole or in part, solely such amounts due to such Lender or Lenders as the Obligors may designate.

7.4	Mandatory prepayment on sale, arrest, detention or Total Loss
(a)	If a Ship is sold, arrested, detained or becomes a Total Loss, the Borrowers shall on the Relevant Date prepay the outstanding amount in relation to the Advance relating to that Ship.
(b)	On the Relevant Date, the Borrowers shall also prepay such part of the Loan as shall return the Loan Value Ratio to its level immediately prior to the sale, arrest, detention or Total Loss.
(c)	Provided that no Default has occurred and is continuing, any remaining proceeds of the sale or Total Loss of a Ship after the prepayments referred to in paragraph (a) and paragraph (b) above have been made together with all other amounts that are payable on any such prepayment pursuant to the Finance Documents shall be paid to the Earnings Account for application in accordance with Clause 26.3 (Application for the Earnings Account).
(d)	In this Clause 7.4 (Mandatory prepayment on sale, arrest or Total Loss):
"Relevant Date" means:

(i)	in the case of a sale of a Ship, on the date on which the sale is completed by delivery of that Ship to and acceptance of the Ship by the buyer of that Ship and payment of the purchase price;
(ii)	in the case of any arrest or detention of a Ship which has not been redelivered to the full control of the relevant Borrower within 60 days of such arrest or detention, 60 days after the date of the arrest or detention; and
(iii)	in the case of a Total Loss of a Ship, on the earlier of:
(A)	the date falling 180 days after the Total Loss Date; and
(B)	the date of receipt by the Security Agent of the proceeds of insurance relating to such Total Loss.
7.5	Right of Replacement and cancellation in relation to a single Lender

If:

(a)	the Facility Agent receives notification from a Lender under Clause 7.1 (Illegality); or
(b)	an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay any additional amounts pursuant to Clause 12.2 (Tax gross-up), Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs), the Borrowers may, in such circumstance, on or before the Final Date, replace that Lender by requiring that Lender to (and to the extent permitted by law, that Lender shall) transfer pursuant to Clause 27 (Changes to Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrowers which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 27 (Changes to Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the Loan and all accrued interest and any fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

7.6	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made, the amount of that cancellation or prepayment and, if relevant, the part of the Loan to be prepaid or cancelled.
(b)	Any prepayment under this Agreement shall be made together with:
(i)	accrued interest on the amount prepaid; and
(ii)	any fee provided for in Clause 11.4 (Prepayment and cancellation fee).
(c)	Following any prepayment under this Agreement, the Facility Agent shall notify the Borrowers of any applicable Break Costs (as reasonably determined and documented by the Facility

Agent) and promptly following such notification the Borrowers shall pay to the Facility Agent such Break Costs in accordance with Clause 10.5.
(d)	Any payments under or pursuant to this Clause 7 (Prepayment and Cancellation) shall be made without premium or penalty.
(e)	No Borrower may reborrow any part of the Facility which is prepaid.
(f)	No Borrower shall repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(g)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(h)	If the Facility Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrowers or the affected Lenders, as appropriate.
(i)	If all or part of any Lender's participation in the Loan is repaid or prepaid, an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.
7.7	Application of prepayments between Lenders

Any prepayment of any part of the Loan (other than a prepayment pursuant to Clause 7.1 (Illegality)) shall be applied pro rata to each Lender's participation in that part of the Loan.

7.8	Effect of certain prepayments with respect to Obligors

Upon the Total Loss, sale or other such disposition of any of the Ships and the payment  by the Borrowers of all amounts due under this Agreement in relation to such Total Loss, sale or disposition, in each case the Borrower that is the owner of such Ship (the “Released Borrower”) shall be released from all its obligations and covenants under the Finance Documents and the Facility Agent shall release all Security in such Ship and other Security Assets granted by such Borrower, and all Security in the Borrower, including any equity of the Borrower pledged by the ACG Guarantor, and shall release the other Obligors from all their obligations and covenants respecting the Released Borrower under any of the Finance Documents.

Section 5

Costs of Utilisation
8	Interest
8.1	Calculation of interest

The rate of interest on each Advance for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Margin for that Advance; and
(b)	subject to Clause 8.2 (Fixed Rate Option) LIBOR for that Interest Period.
8.2	Fixed Rate Option
(a)	Notwithstanding any other provisions of this Clause 8 (Interest), the Borrowers may, no later than five Business Days prior to the Utilisation Date or the start of an Interest Period in respect of an Advance, make a written request to the Facility Agent for a fixed base rate to apply to the whole of that Advance rather than LIBOR (a "Fixed Rate Option") for a specific period starting on either the Utilisation Date or a Quarter End Date and being no less than three Months provided such period ends on a Quarter End Date or the Termination Date (a "Fixed Rate Period").
(b)	In the event that the Borrowers request a Fixed Rate Option, the Facility Agent shall provide the Borrowers with an indicative fixed base rate to apply to that Advance for that Fixed Rate Period rather than LIBOR (the "Indicative Fixed Rate").
(c)	Within one Business Day of receipt of such Indicative Fixed Rate in accordance with paragraph (b) above, the Borrowers shall, in writing to the Facility Agent, irrevocably accept or reject the offer of the Indicative Fixed Rate.
(d)	If the Borrowers accept the offer of the Indicative Fixed Rate in accordance with paragraph (c) above:
(i)	the Fixed Rate Option shall apply to the relevant Advance and the Facility Agent shall proceed to fix the base rate for that Advance (a "Fixed Rate") and confirm that Fixed Rate in writing to the Borrowers, and such Fixed Rate shall apply during the Fixed Rate Period for that Advance until the end of the Fixed Rate Period (subject to any Unfixing Notice being served in accordance with paragraph (g) below);
(ii)	the determination of the Fixed Rate by the Facility Agent shall be conclusive and binding on the Borrowers and the Lenders and, subject to paragraph (g) below, the Borrowers and the Lenders may not revoke their acceptance of the Fixed Rate for any reason (including, but not limited to, due to the relevant Fixed Rate being different to the Indicative Fixed Rate); and
(iii)	the rate of interest on the relevant Advance for the Fixed Rate Period for that Advance, subject to paragraph (g) below, will be the percentage rate per annum which is the aggregate of:
(A)	the Margin; and

(B)	the relevant Fixed Rate.
(e)	If the Borrowers reject the Indicative Fixed Rate or fail to accept it within the time permitted for acceptance or do not exercise the Fixed Rate Option, the other provisions of this Clause 8 (Interest) and Clause 9 (Interest Periods) shall apply and the rate of interest on the relevant Advance shall be determined in accordance with Clause 8.1 (Calculation of interest).
(f)	At the end of the Fixed Rate Period for an Advance (other than where an Unfixing Notice has been issued by the Borrowers in accordance with paragraph (g) below):

(i)the Fixed Rate Option for that Advance shall end; and

(ii)

the rate of interest on the relevant Advance for all Interest Periods commencing after the date on which the Fixed Rate Option ends shall be determined in accordance with Clause 8.1 (Calculation of interest); and

(iii)	the other provisions of this Clause 8 (Interest) and Clause 9 (Interest Periods) shall, subject to paragraph (h), apply to the relevant Advance for the remainder of the Security Period.
(g)	At any time whilst the Fixed Rate Option applies to an Advance, the Borrowers may, with five Business Days written notice, notify the Facility Agent that they no longer wish for the Fixed Rate to apply to that Advance (an "Unfixing Notice"), in which case:
(i)	the Fixed Rate Option and the Fixed Rate Period for that Advance shall end on the date specified in the Unfixing Notice;
(ii)	the Facility Agent shall notify the Borrowers of any Break Costs together with any other losses (as determined by the Lenders) incurred by the Lenders as a result of the unfixing of the Fixed Rate and promptly after such notification the Borrowers shall pay to the Facility Agent any such Break Costs and other losses;
(iii)	a stub interest period shall apply and shall start on the day immediately following the date on which the Fixed Rate Period ends and shall end on the next Quarter End Date and thereafter each subsequent Interest Period shall be determined in accordance with the provisions of Clause 9.1 (Interest Periods);
(iv)	the rate of interest on the relevant Advance for all Interest Periods commencing after the date on which the Fixed Rate Option ends shall be determined in accordance with Clause 8.1 (Calculation of interest); and
(v)	the other provisions of this Clause 8 (Interest) and Clause 9 (Interest Periods) shall, subject to paragraph (h), apply to the relevant Advance for the remainder of the Security Period,

(an "Unfixing").

(h)	If the Borrowers wish to request a fixed base interest rate for an Advance for any period after an Unfixing in respect of that Advance, such new fixed rate shall be determined again in accordance with paragraphs (a) to (d).

8.3	Payment of interest

The Borrowers shall pay accrued interest on the Loan or any part of the Loan on each Repayment Date.

8.4	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent. Any interest accruing under this Clause 8.4 (Default interest) shall be immediately payable by the Obligors on demand by the Facility Agent.
(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and
(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.
(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.
8.5	Notification of rates of interest
(a)	The Facility Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.
(b)	The Facility Agent shall promptly notify the Borrowers of each Funding Rate relating to the Loan, any part of the Loan or any Unpaid Sum.
9	Interest Periods
9.1	Interest Periods
(a)	Subject to this Clause 9 (Interest Periods), each Interest Period for an Advance shall be three Months (or such other period of approximately three Months as is necessary for the Interest Period to end on a Quarter End Date).
(b)	The first Interest Period for an Advance shall start on the Utilisation Date for that Advance and shall end on the first Quarter End Date after that Utilisation Date, and each subsequent Interest Period shall start on the last day of the preceding Interest Period.
(c)	Subject to Clause 8.4 (Default Interest), an Interest Period in respect of an Advance or any part of that Advance shall not extend beyond the Termination Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest
10.1	Unavailability of Screen Rate
(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of the Loan or any part of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Loan or that part of the Loan.
(b)	Cost of funds: If no Screen Rate is available for LIBOR for:
(i)	dollars; or
(ii)	the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Screen Rate.

Clause 10.3 (Cost of funds) shall apply to the Loan of that part of the Loan for that Interest Period.

10.2	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Facility Agent receives notification from a Lender or Lenders (whose participations in the Loan or the relevant part of the Loan exceed 50 per cent. of the Loan or the relevant part of the Loan as appropriate) (the "Relevant Lender") that the cost to it of funding its participation in the Loan or that part of the Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.3 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

10.3	Cost of funds
(a)	If this Clause 10.3 (Cost of funds) applies, the rate of interest on each Lender's share of the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and
(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan or that part of the Loan from whatever source it may reasonably select.
(b)	If this Clause 10.3 (Cost of funds) applies and the Facility Agent or the Borrowers so require, the Facility Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Subject to Clause 43.4 (Replacement of Screen Rate), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.
(d)	If paragraph (e) below does not apply and any rate notified to the Facility Agent under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.
(e)	If this Clause 10.3 (Cost of funds) applies pursuant to Clause 10.2 (Market disruption) and:
(i)	a Lender's Funding Rate is less than LIBOR; or
(ii)	a Lender does not supply a quotation by the time specified in sub-paragraph (ii) of paragraph (a) above,

the cost to that Lender of funding its participation in the Loan or the relevant part of the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

10.4	Notification to Borrowers

If Clause 10.3 (Cost of funds) applies (as determined by the Facility Agent), the Facility Agent shall, as soon as practicable, notify the Borrowers.

10.5	Break Costs
(a)	The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to:
(i)	all or any part of the Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum; or
(ii)	where a Fixed Rate applies in respect of an Advance:
(A)	all or any part of such Advance being paid other than in accordance with the Repayment Schedule for that Advance; or
(B)	an Unfixing for that Advance.
(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period or Fixed Rate Period in which they accrue.
11	Fees
11.1	Commitment fee
(a)	The Borrowers shall pay to the Facility Agent (for the account of each Lender) a fee computed at the rate of two point two five per cent. per annum on that Lender's Available Commitment during the Availability Period.
(b)	The accrued commitment fee is payable on the last day of the Availability Period in relation to the relevant part of the Commitment or if earlier on the Utilisation Date and, if cancelled, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.
11.2	Upfront fee

The Borrowers shall pay to the Arranger an upfront fee in the amount and at the times agreed in a Fee Letter.

11.3	Facility Agent fee

The Borrowers shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.4	Prepayment and cancellation fee
(a)	Subject to paragraph (c) below, the Borrowers must pay to the Facility Agent for the account of the Lenders a prepayment or cancellation fee on the date of prepayment of all or any part of the Loan and on the date of cancellation of any part of the Total Commitments.
(b)	The amount of the prepayment fee is:
(i)	if the prepayment occurs on or before the first anniversary of the Utilisation Date, two per cent. of the amount prepaid;
(ii)	if the prepayment occurs after the first but on or before the second anniversary of the Utilisation Date, one per cent. of the amount prepaid;
(iii)	if the prepayment occurs after the second but on or before the third anniversary of the Utilisation Date, zero point five per cent. of the amount prepaid; and
(iv)	none thereafter.
(c)	No prepayment fee shall be payable under this Clause if the prepayment is made (i) under Clause 7.1 (Illegality), (ii) under Clause 7.4 (Mandatory prepayment on sale, arrest or Total Loss) following a Total Loss, (iii) under Clause 25 (Loan Value Ratio), (iv) under Clause 12 (Tax Gross Up and Indemnities) or (v) Clause 13 (Increased Costs).
(d)	The amount of the cancellation fee is three per cent. of the cancelled or undrawn Available Commitment at the end of the Availability Period in respect of the relevant part of the Commitment, together with any Break Costs.

Section 6

Additional Payment Obligations
12	Tax Gross Up and Indemnities
12.1	Definitions
(a)	In this Agreement:
"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
“Treaty” means a double taxation agreement with the United States which makes provision for full exemption from tax imposed by the United States on interest
(b)	Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it under the Transaction Documents to which it is a party without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Obligors shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.
(c)	Subject to paragraph (f), if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment to the relevant taxing authority required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(e)	Within 30 days of making either a Tax Deduction or any payment to the relevant taxing authority required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.
(f)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United States, if
(i)	in the case of a payment to or for the benefit of a Lender, on the date on which the payment falls due, the payment could have been made to that Lender without a Tax Deduction if that Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(ii)	in the case of a payment to or for the benefit of a Finance Party, on the date on which the payment falls due the Obligors shall not have received the document or documents required by paragraph (g), (h) or (i) of this Clause 12.2 with respect to such Finance Party.
(g)	Each Lender shall deliver to the Facility Agent and the Obligors, before the Utilisation Date (or, in the case of any Lender that becomes a Lender under this Agreement after the Utilisation Date, before the date on which it becomes a Lender) and thereafter upon request, a properly completed, executed and valid US Internal Revenue Service (“IRS”) Form W-8BEN-E, W-8ECI, W-9 or other applicable IRS form (including any other document or information required by applicable law, regulation or form instructions to be provided in connection with that form) accurately stating its status for US federal Tax withholding purposes.
(h)	The Facility Agent shall deliver to the Obligors, before the Utilisation Date and thereafter upon request, a properly completed, executed and valid US Internal Revenue Service (“IRS”) Form W-8IMY (including the other documents and information required by applicable law, regulation or form instructions to be provided in connection with that form) accurately stating its status for US federal Tax withholding purposes.
(i)	If any IRS form delivered to the Obligors pursuant to this Clause 12.2 (or any information or documentation provided in connection with that IRS form) expires or becomes obsolete or ceases to be valid or accurate, the Finance Party to which that form, information or documentation relates shall deliver promptly to the Obligors a replacement IRS form (or applicable successor form), together with any information or documentation required by applicable law, regulation or form instructions to be provided in connection with that IRS form, accurately stating its status for US federal Tax withholding purposes.
(j)	Each Original Lender confirms that it is a Qualifying Lender.
12.3	Tax indemnity
(a)	The Obligors shall (within five Business Days of demand by the Agent accompanied by reasonable written evidence) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax incurred by or assessed against a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or otherwise organised or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes,
(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, or
(C)	under the law of any other jurisdiction as a result of any connection between that Finance Party and the jurisdiction imposing the Tax other than a connection arising from that Finance Party’s having executed, delivered, become a party to, performed its obligations under or enforced any Transaction Document, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a Tax:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up) or would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated because one of the exclusions in paragraph (f) of Clause 12.2 (Tax gross-up) applied,
(B)	relates to a FATCA Deduction required to be made by a Party,
(C)	is compensated for by a payment under clause 12.5 (Stamp taxes) or would have been so compensated but was not so compensated because of the exclusion within that clause, or
(D)	is compensated under clause 12.6 (VAT).
(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Obligors.
(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax indemnity), notify the Facility Agent.
12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment, to a Tax Deduction in consequence of which that Tax Payment was required, or to any Tax giving rise to the Obligor’s obligation to make that Tax Payment; and
(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax or Tax Deduction giving rise to the Obligor’s obligation to make that Tax Payment not been incurred or required.

12.5	Stamp taxes

The Obligors shall pay and, within ten Business Days of demand (accompanied by reasonable documentary evidence), indemnify each Secured Party against any  liability which that Secured Party incurs to pay any stamp duty, registration or other similar Tax  which is payable in respect of any Finance Document other than any stamp duty, registration or other similar Tax  payable as a result of a voluntary assignment or transfer by a Secured Party unless such assignment or transfer occurs at a time when an Event of Default has occurred and is continuing

12.6	VAT
(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following written demand (accompanied by reasonable documentary evidence) from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or re payment in respect of such VAT from the relevant tax authority.
(d)	Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under any applicable grouping rules so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).
(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration (if any) and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.
12.7	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)	Paragraph (a) above shall not oblige any Finance Party to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment to the relevant taxing authority required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Obligors and the Facility Agent and the Facility Agent shall notify the other Finance Parties.
13	Increased Costs
13.1	Increased costs
(a)	Subject to Clause 13.3 (Exceptions), the Borrowers shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(ii)	compliance with any law or regulation made,

in each case after the date of this Agreement; or

(iii)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.
(b)	In this Agreement:
(i)	"Basel III" means:
(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(B)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
(ii)	"CRD IV" means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;
(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and
(C)	any other law or regulation which implements Basel III.
(iii)	"Increased Costs" means:
(A)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrowers.
(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;
(b)	attributable to a FATCA Deduction required to be made by a Party;
(c)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 12.3 (Tax indemnity) applied); or
(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

14	Other Indemnities
14.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, on demand, indemnify each Secured Party to which that Sum is due against any cost, expense, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Obligors waive any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
(a)	Each Obligor shall, on demand, indemnify each Secured Party against any cost, expense, loss or liability incurred by it as a result of:
(i)	the occurrence of any Event of Default;
(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, expense, loss or liability arising as a result of Clause 33 (Sharing among the Finance Parties);
(iii)	funding, or making arrangements to fund, its participation in an Advance requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Secured Party alone); or
(iv)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.
(b)	Each Obligor shall, on demand, indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each such person for the purposes of this Clause 14.2 (Other indemnities) an "Indemnified Person"), against any cost, expense, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, any Ship unless such cost, expense, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)	Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, expense, loss or liability incurred by each Indemnified Person in any jurisdiction:
(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or
(ii)	in connection with any Environmental Claim.
(d)	Any Affiliate or any officer or employee of a Finance Party or of any of its Affiliates may rely on this Clause 14.2 (Other indemnities) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.
14.3	Intentionally Left Blank
14.4	Indemnity to the Facility Agent

Each Obligor shall, on demand, indemnify the Facility Agent against:

(a)	any cost, expense, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:
(i)	investigating any event which it reasonably believes is a Default; or
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; and
(b)	any cost, expense, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) or, in the case of any cost, expense, loss or liability pursuant to Clause 34.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent in acting as Facility Agent under the Finance Documents.
14.5	Indemnity to the Security Agent
(a)	Each Obligor shall, on demand, indemnify the Security Agent and every Receiver and Delegate against any cost, expense, loss or liability incurred by any of them:
(i)	in relation to or as a result of:
(A)	any failure by a Borrower to comply with its obligations under Clause 16 (Costs and Expenses);
(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(C)	the taking, holding, protection, perfection or enforcement of the Finance Documents and the Transaction Security;

(D)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;
(E)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(F)	any action by any Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and
(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents,
(ii)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).
(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.5 (Indemnity to the Security Agent) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.
15	Mitigation by the Finance Parties
15.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities), or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
15.2	Limitation of liability
(a)	The Obligors shall, on demand, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if either:
(i)	a Default has occurred and is continuing; or
(ii)	in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and Expenses
16.1	Transaction expenses

The Obligors shall, on demand, pay the Facility Agent, the Security Agent and the Arranger the amount of all costs and expenses (including legal fees) incurred by any Secured Party in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and
(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to Clause 34.9 (Change of currency) or as contemplated in Clause 43.4 (Replacement of Screen Rate); or
(c)	an Obligor requests, and the Security Agent agrees to, the release of all or any part of the Security Assets from the Transaction Security,

the Obligors shall, on demand, reimburse each of the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees) incurred by each Secured Party in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

Each Obligor shall, on demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against that Secured Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

Section 7

Guarantees and Joint and Several Liability of Borrowers
17	Guarantees and Indemnities
17.1	Joint and several liability

All liabilities and obligations of the Guarantors under this Agreement shall, whether expressed to be so or not, be joint and several.

17.2	Guarantees and indemnities

Each Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party due and punctual performance by each Obligor (other than itself) of all such other Obligor’s obligations under the Finance Documents;
(b)	undertakes with each Finance Party that whenever an Obligor (other than itself) does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and
(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand by the Facility Agent against any cost, loss or liability it incurs as a result of an Obligor (other than itself) not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by it under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantees and Indemnities) if the amount claimed had been recoverable on the basis of a guarantee.
17.3	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 (Guarantees and Indemnities) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.5	Waiver of defences

The obligations of each Guarantor under this Clause 17 (Guarantees and Indemnities) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 17.5 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantees and Indemnities) or in respect of any Transaction Security (without limitation and whether or not known to it or any Secured Party) including, without limitation:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
17.6	Immediate recourse
(a)	Each Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 17 (Guarantees and Indemnities). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
(b)	Each Guarantor acknowledges the right of the Facility Agent pursuant to Clause 27.21 (Acceleration) to enforce or direct the Security Agent to enforce or exercise any or all of its rights, remedies powers or discretions under any guarantee or indemnity contained in this Agreement.
17.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and neither Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from each Guarantor or on account of such Guarantor's liability under this Clause 17 (Guarantees and Indemnities).
17.8	Deferral of Guarantor's rights

All rights which a Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against the Borrowers, any other Obligor or their respective assets shall be fully subordinated to the rights of the Secured Parties under the Finance Documents and until the end of the Security Period and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantees and Indemnities):

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Obligor's obligations under the Finance Documents;
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party;
(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantees and Indemnities);
(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Secured Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 34 (Payment Mechanics).

17.9	Additional security

This guarantee and any other Security given by a Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by any Secured Party or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

17.10	Applicability of provisions of Guarantee to other Security

Clauses 17.3 (Continuing guarantee), 17.4 (Reinstatement), 17.5 (Waiver of defences), 17.6 (Immediate recourse), 17.7 (Appropriations), 17.8 (Deferral of Guarantor's rights) and 17.9 (Additional security) shall apply, with any necessary modifications, to any Security which a Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

18	Joint and Several Liability of the Borrowers
18.1	Joint and several liability

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.

18.2	Waiver of defences

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;
(b)	any Lender or the Security Agent entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;
(c)	any Lender or the Security Agent releasing any other Borrower or any Security created by a Finance Document;
(d)	any time, waiver or consent granted to, or composition with any other Borrower or other person;
(e)	the release of any other Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(f)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Borrower or any other person;
(h)	any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(i)	any unenforceability, illegality or invalidity of any obligation or any person under any Finance Document or any other document or security; or
(j)	any insolvency or similar proceedings.
18.3	Principal Debtor

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall, in any circumstances, be construed to be a surety for the obligations of any other Borrower under this Agreement.

18.4	Borrower restrictions
(a)	Subject to paragraph (b) below, during the Security Period no Borrower shall:
(i)claim any amount which may be due to it from any other Borrower whether in respect of a payment made under, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document;
(ii)take or enforce any form of security from any other Borrower for such an amount, or in any way seek to have recourse in respect of such an amount against any asset of any other Borrower;
(iii)set off such an amount against any sum due from it to any other Borrower;
(iv)prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower; or
(v)exercise or assert any combination of the foregoing.
(b)	If during the Security Period, the Facility Agent, by notice to a Borrower, requires it to take any action referred to in paragraph (a) above in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Facility Agent's notice.
18.5	Deferral of Borrowers' rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Borrower will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by any other Borrower; or
(b)	to claim any contribution from any other Borrower in relation to any payment made by it under the Finance Documents.

Section 8

Representations, Undertakings and Events of Default
19	Representations
19.1	General
(a)	Each Borrower and the ACG Guarantor makes the representations and warranties set out in this Clause 19 (Representations) to each Finance Party on the date of this Agreement.
(b)	The Parent Guarantor makes the representations and warranties set out in Clause 19.2 (Status) to Clause 19.16 (Pari passu ranking) (inclusive), Clause 19.18 (Valuations) to Clause 19.20 (Compliance with Environmental Laws) (inclusive), Clause 19.24 (No Charter), Clause 19.25 (Taxes Paid), Clause 19.28 (Good title to assets) to Clause 19.30 (Centre of main interests and establishments) (inclusive), Clause 19.33 (Anti-corruption) and Clause 19.34 (Sanctions) to each Finance Party on the date of this Agreement.
19.2	Status
(a)	It is a corporation, duly incorporated or established and validly existing in good standing under the law of its Original Jurisdiction.
(b)	It has the power to own its assets and carry on its business as it is being conducted.
19.3	Share capital and ownership
(a)	Borrower A is authorised to issue 500 registered shares without par value.
(b)	Borrower B is authorised to issue 500 registered shares without par value.
(c)	Borrower C is authorised to issue 500 registered shares without par value.
(d)	The ACG Guarantor is authorised to issue 500 registered shares without par value.
(e)	The legal title to and beneficial interest in the shares in each Borrower is held by the ACG Guarantor free of any Security or any other claim (other than Permitted Security).
(f)	The legal title to and beneficial interest in the shares in the ACG Guarantor is held indirectly by the Parent Guarantor free of any Security or any other claim (other than Permitted Security).
(g)	None of the shares in any Borrower nor the ACG Guarantor is subject to any option to purchase, pre-emption rights or similar rights.
19.4	Binding obligations

The obligations expressed to be assumed by it and each other Obligor in each Transaction Document are legal, valid, binding and enforceable obligations, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

19.5	Validity, effectiveness and ranking of Security
(a)	Each Finance Document does now or, as the case may be, will upon execution and delivery create the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.
(b)	No third party has or will have any Security over any assets that are the subject of any Transaction Security granted by it or any other Obligor.
(c)	The Transaction Security granted by it or any other Obligor to the Security Agent or any other Secured Party has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking security.
(d)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.
19.6	Non-conflict with other obligations

The entry into and performance by it and each other Obligor of, and the transactions contemplated by, each Transaction Document do not and will not conflict with:

(a)	any law or regulation applicable to it or any Obligor;
(b)	its or any other Obligor's constitutional documents; or
(c)	any agreement or instrument binding upon it or any other Obligor or constitute a default or termination event (however described) under any such agreement or instrument.
19.7	Power and authority
(a)	It and each other Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise:
(i)	its and each other Obligor's entry into, performance and delivery of, each Transaction Document to which it is or will be a party and the transactions contemplated by those Transaction Documents; and
(ii)	in the case of each Borrower, its registration of the Ship owned by it under the Approved Flag.
(b)	No limit on its or any other Obligor's powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents.
19.8	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it and each other Obligor lawfully to enter into, exercise its and each other Obligor's rights and comply with its and each other Obligor's obligations in the Transaction Documents; and

(b)	to make the Transaction Documents enforceable and admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

19.9	Governing law and enforcement
(a)	The choice of governing law of each Transaction Document will be recognised and enforced in its Relevant Jurisdictions.
(b)	Any judgment obtained in relation to a Transaction Document in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions subject to customary local requirements.
19.10	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 27.8 (Insolvency proceedings); or
(b)	creditors' process described in Clause 27.9 (Creditors' process),

has been taken or, to its knowledge, threatened in relation to any member of the Group, and none of the circumstances described in this Clause 19.10 (Insolvency) applies to a member of the Group.

19.11	No filing or stamp taxes

Under the laws of England and Wales and the Republic of the Marshall Islands it is not necessary that any Finance Documents be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any Finance Documents or the transactions contemplated by those Finance Documents except:

(a)	registration of each Ship under the Approved Flag, which registration and related fees shall be made and paid promptly and in accordance with the terms of the relevant Finance Documents; and
(b)	such filings or registrations as the legal counsels to the Lenders may consider appropriate or desirable, which shall be arranged by the relevant legal counsel to the Lenders and any fees in relation thereto shall be paid promptly by the Obligors on demand.
19.12	Deduction of Tax

Neither it nor any other Obligor is required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party to or for the benefit of a Lender which is a Qualifying Lender and, in relation to a Tax Deduction imposed in relation to US Taxes, complies with its obligations under paragraphs (g) and (i) of Clause 12.2 (Tax gross-up), and provided that the Facility Agent complies with its obligations under paragraphs (h) and (i) of Clause 12.2 (Tax gross-up).

19.13	No default
(a)	No Event of Default and, on the date of this Agreement and on the Utilisation Date, no Default has occurred and is continuing or might reasonably be expected to result from the making of the Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(b)	No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject.
19.14	No misleading information
(a)	Any factual information provided by any Obligor for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b)	The financial projections contained in any such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.
(c)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.
19.15	Financial Statements
(a)	Each Borrower’s and the ACG Guarantor’s Original Financial Statements were prepared in accordance with GAAP (except for the omission of footnote) consistently applied unless expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement.
(b)	The Parent Guarantor’s Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement.
(c)	Each Obligor’s Original Financial Statements give a true and fair view of its financial condition as at the end of the relevant financial year and results of operations during the relevant financial year.
(d)	Each Obligor’s most recent financial statements delivered pursuant to Clause 20.2 (Financial information):
(i)	have been prepared in accordance with Clause 20.3 (Requirements as to financial statements); and
(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant financial year and operations during the relevant financial year.
(e)	Since the date of the most recent financial statements delivered pursuant to Clause 20.2 (Financial information) there has been no material adverse change in any Obligor’s business, assets or financial condition.

19.16	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.17	No unsatisfied final judgments

No final non-appealable judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body has been made against any Borrower or ACG Guarantor, to the knowledge of its authorised officers (after having made due and careful enquiry), in excess of $20,000,000 (or its equivalent in any other currency) which is not paid within 30 days after such judgment or order and which is not covered by insurance.

19.18	Valuations
(a)	All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Facility Agent in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.
(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.
(c)	There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.
19.19	No breach of laws

No Obligor, to the knowledge of its authorised officers (after having made due and careful enquiry), has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

19.20	Compliance with Environmental Laws

No Obligor, to the knowledge of its authorised officers (after having made due and careful enquiry), has breached any Environmental Laws relating to the ownership, operation and management of each Ship and the business of each Obligor (as now conducted and as reasonably anticipated to be conducted in the future) which breach has or is reasonably likely to have a Material Adverse Effect and the terms of all Environmental Approvals have been complied with.

19.21	No Environmental Claim

No Environmental Claim has been made or, to the knowledge of its authorised officers (after having made due and careful enquiry),  threatened against any Borrower or ACG Guarantor or any Ship which might reasonably be expected to have a Material Adverse Effect.

19.22	No Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred, in each case, to the knowledge of its authorised officers (after having made due and careful enquiry),  which might reasonably be expected to have a Material Adverse Effect.

19.23	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to each Borrower, the Approved Technical Manager and each Ship have been complied with.

19.24	No Charter

Except as disclosed by or on behalf of the Borrowers to the Security Agent in writing on or before the date of this Agreement, no Ship is subject to any Charter other than a Permitted Charter in relation to that Ship.

19.25	Taxes paid
(a)	It is not and no other Obligor is materially overdue in the filing of any Tax returns and it is not (and no other Obligor is) overdue in the payment of any amount which exceeds $500,000 of any unpaid Tax in aggregate, except Taxes that are being contested in good faith by appropriate proceedings and for which the relevant Obligor has set aside on its books adequate reserves in accordance with GAAP.
(b)	No Obligor has knowledge (after having made due and careful enquiry) of any proposed or pending Tax assessments, audits or other proceedings against it that would reasonably be expected to result in a Material Adverse Effect.
19.26	Financial Indebtedness

No Borrower nor the ACG Guarantor has any indebtedness other than Permitted Financial Indebtedness.

19.27	Overseas companies

No Borrower nor the ACG Guarantor has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Facility Agent sufficient details to enable an accurate search against it to be undertaken by the Lenders at the Companies Registry.

19.28	Good title to assets

It and each Obligor has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.29	Ownership
(a)	Each Borrower is the sole legal and beneficial owner of the Ship owned by it, its Earnings and its Insurances.

(b)	With effect on and from the date of its creation or intended creation, each Obligor will be the sole legal and beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by such Obligor.
(c)	The constitutional documents of each Borrower and the ACG Guarantor do not and could not restrict or inhibit any transfer of the shares in a Borrower or the ACG Guarantor on creation or enforcement of the security conferred by the Security Documents.
19.30	Centre of main interests and establishments

For the purposes of Regulation 2(1), The Cross Border Insolvency Regulations 2006 (SI 2006/1030) (the "Regulation"), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the United States of America and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

19.31	Place of business

No Obligor has a fixed place of business in any country outside the United States of America.

19.32	No employee or pension arrangements

No Borrower nor the ACG Guarantor has any liabilities under any pension scheme that would reasonably be expected to result in a Material Adverse Effect.

19.33	Anti-corruption

It and each other Obligor has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.34	Sanctions
(a)	No Group Company:
(i)	is a Prohibited Person;
(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;
(iii)	owns or controls a Prohibited Person; or
(iv)	has a Prohibited Person serving as a director, officer or employee.
(b)	No proceeds of any Advance or the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.
(c)	No Group Ship is being used by or for the benefit of a Prohibited Person.
(d)	No Group Ship is being used in trading in any manner contrary to Sanctions (or which could be contrary to Sanctions if Sanctions were binding on the Obligors).

(e)	No Group Ship is being traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances.
(f)	No Ship is chartered or subject to any agreement pursuant to which it is required or may be required to call at any port in a Sanctioned Country.
(g)	All charterparties for a Ship existing as at the date of this Agreement contain, for the benefit of the relevant Borrower, language which gives effect to the provisions of paragraph (c) of Clause 24.9 (Compliance with laws etc.) as regards Sanctions and Clause 24.11 (Sanctions and Ship trading) and shall permit refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which would result in a breach of Sanctions if Sanctions were binding on each Obligor) or would require a Ship to call at a port in a Sanctioned Country.
19.35	Guarantees

The guarantees and indemnities provided by the ACG Guarantor at Clause 17 (Guarantees and Indemnities) constitute the only guarantees and indemnities (other than Permitted Financial Indebtedness) binding on the ACG Guarantor at the date of this Agreement.

19.36	Most favoured nations

Each Borrower and the Parent Guarantor confirms that no financial covenant contained in Clause 21 (Financial Covenants) is less onerous than any financial covenants contained in any document (other than in a Finance Document) providing for or relating to any Financial Indebtedness of the Parent Guarantor and no additional financial covenants are provided under any document (other than in a Finance Document) providing for or relating to any Financial Indebtedness of the Parent Guarantor.

19.37	Repetition

The Repeating Representations are deemed to be made by each relevant Obligor (according to Clause 19.1) by reference to the facts and circumstances then existing on the date of the Utilisation Request, the Utilisation Date and the last day of every Month.

20	Information Undertakings
20.1	General

The undertakings in this Clause 0 (Information Undertakings) remain in force throughout the Security Period unless the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders), may otherwise permit.

20.2	Financial information
(a)	The Obligors shall supply to the Facility Agent in sufficient copies for all the Lenders:
(i)	as soon as they become available, but in any event within 90 days after the end of each Obligor’s financial year, its financial statements for that financial year which in the case of each Obligor in the same form as the Original Financial Statements and which obligation in respect of the Parent Guarantor may be satisfied by such financial statements being filed with the SEC through the EDGAR system (or any successor system);

(ii)	as soon as they become available, but in any event within 45 days after the end of each Quarter End Date, its financial statements for that quarter which in the case of each Obligor in the same form as the Original Financial Statements and which obligation in respect of the Parent Guarantor may be satisfied by such financial statements being filed with the SEC through the EDGAR system (or any successor system);
(iii)	as soon they become available, but in any event within 5 days after the end of each Month, account statements for the Earnings Account showing all movements and balances from the previous Month; and
(iv)	as soon as possible, but in no event later than the Utilisation Date and 45 days after the end of each calendar year, a budget in a format approved by the Facility Agent which shows all anticipated expenditure in respect of each Ship during the next 12 Month period (including all anticipated management fees, dry docking, capital expenditures, special survey and ballast water expenses in respect of each Ship for the next 12 Month period).
(b)	Each Obligor shall promptly provide such further financial information as may be requested by the Facility Agent.
20.3	Requirements as to financial statements
(a)	Each set of financial statements delivered by an Obligor pursuant to Clause 20.2 (Financial information) shall be certified by a director of the company as giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition and operations as at the date as at which those financial statements were drawn up.
(b)	Each Obligor shall procure that each set of financial statements delivered pursuant to Clause 20.2 (Financial information) is prepared using GAAP (except for the omission of footnotes).
20.4	Compliance Certificate
(a)	Each Borrower and the ACG Guarantor shall supply a Compliance Certificate to the Facility Agent with each set of financial statements provided pursuant to paragraphs (a)(i)(A) and (B) and (a)(ii)(A) and (B) of Clause 20.2 (Financial information).
(b)	Each Compliance Certificate shall be signed by a director of that Borrower or the ACG Guarantor.
20.5	Intentionally left blank
20.6	Information: miscellaneous

The Obligors shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by any Borrower or the ACG Guarantor to its limited liability partners or shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current, threatened or pending against any Borrower or the ACG Guarantor and which reasonably might, if adversely determined, result in liabilities exceeding $1,000,000;
(c)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any Borrower or the ACG Guarantor and that are reasonably expected to result in costs exceeding $1,000,000;
(d)	promptly, constitutional documents of any Borrower or the ACG Guarantor where these have been amended, varied, restated or replaced;
(e)	promptly, such further information and/or documents regarding:
(i)	each Ship, goods transported on each Ship, its Earnings or its Insurances;
(ii)	the Security Assets;
(iii)	compliance of the Obligors with the terms of the Finance Documents;
(iv)	the financial condition, business and operations of any Obligor,

as any Finance Party (through the Facility Agent) may request; and

(f)	promptly, such further information and/or documents as any Finance Party (through the Facility Agent) may request so as to enable such Finance Party to comply with any laws applicable to it or as may be required by any regulatory authority.
20.7	Notification of Default
(a)	The Obligors shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
(b)	Promptly upon a request by the Facility Agent, the Obligors shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
20.8	Use of websites
(a)	Each Obligor may satisfy its obligation under the Finance Documents to which it is a party to deliver any information in relation to those Lenders (the "Website Lenders") which accept this method of communication by posting this information onto an electronic website designated by the Obligors and the Facility Agent (the "Designated Website") if:
(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method (except as otherwise expressly provided in the Finance Documents);
(ii)	both the relevant Obligor and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the relevant Obligor and the Facility Agent.

If any Lender (a "Paper Form Lender") for good cause shown does not agree to the delivery of information electronically then the Facility Agent shall notify that Obligor accordingly and that Obligor shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event each Obligor shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by an Obligor or any of them and the Facility Agent.
(c)	An Obligor shall promptly upon becoming aware of its occurrence notify the Facility Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;
(ii)	the password specifications for the Designated Website change;
(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)	if that Obligor becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If an Obligor notifies the Facility Agent under sub-paragraph (i) or (v) of paragraph (c) above, all information to be provided by that Obligor under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender, for good cause shown, may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement unless already posted onto the Designated Website or filed with the SEC through the EDGAR system (or any successor system). Each Obligor shall comply with any such request within 10 Business Days after receipt of such request in writing.
20.9	"Know your customer" checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) (including, without limitation, a change of ultimate beneficial ownership of an Obligor or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges a Finance Party (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, that Obligor shall promptly upon the request of any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by a Servicing Party (for itself or on behalf of any other Finance Party) or any Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) in order for such Finance Party or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of a Servicing Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Servicing Party (for itself) in order for that Servicing Party to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
21	Financial Covenants
21.1	Financial covenants and related defined terms
(a)	Holdings and its Wholly Owned Subsidiaries will not permit, at any time, commencing on the initial Utilisation Date, Nordea Unrestricted Cash and Cash Equivalents to be an amount less than the greater of (x) $50,000,000 or (y) an amount equal to 5% of the Consolidated Indebtedness of Holdings and its Wholly Owned Subsidiaries, taken as a whole (such level, the “Minimum Liquidity Threshold”).
(b)	Holdings and its Consolidated Subsidiaries will not permit the Maximum Leverage Ratio to be greater than 0.60 to 1.00 at any time. The Maximum Leverage Ratio shall be tested on the last day of any Test Period.
(c)	Holdings and its Consolidated Subsidiaries will not permit (a) Current Assets minus (b) Current Liabilities, to be less than $0 at any time. For purposes of this calculation, (i) “Current Assets” means the amount of the current assets of Holdings and its Consolidated Subsidiaries as shown in the latest financial statements delivered pursuant to Clause 20.2(a)(i) and (ii), and (ii) “Current Liabilities” means the amount of the current liabilities of Holdings and its Consolidated Subsidiaries (which, for purposes of this Clause 21.1(c) shall not include Nordea Indebtedness of Holdings and its Consolidated Subsidiaries maturing within twelve (12) months of the relevant testing date) as shown in the latest financial statements delivered pursuant to Clause 20.2(a)(i) and (ii).
(d)	Holdings and its Consolidated Subsidiaries will not permit, at all times, the ratio of (x) Consolidated EBITDA to (y) Consolidated Cash Interest Expense to be lower than 2.50:1.00 (the “Interest Coverage Ratio”). Such Interest Coverage Ratio shall be calculated and tested for each Test Period on a trailing 12 month basis; provided that compliance with this clause (c) shall be required only for as long as Holdings and its Subsidiaries are required to comply with the Sinosure Interest Expense Coverage Ratio (as defined in the Sinosure Facility Agreement).
(e)	For purposes of the foregoing provisions of this Clause 21.1, the following defined terms shall apply:
“Asset Sale” shall mean any disposition of a Nordea Collateral Vessel by any Nordea Subsidiary Guarantor to any person other than ISOC or any other Nordea Subsidiary Guarantor (including, without limitation, any disposition of capital stock or other securities of, or Equity Interests in, a Person which directly or indirectly owns such Nordea Collateral Vessel). Notwithstanding the foregoing, an “Asset Sale” shall not include any disposition of property by a Nordea Subsidiary Guarantor permitted by the Nordea Facility Agreement.
“Cash Equivalents” shall mean, as of any date of determination and as to any person, any of the following: (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition by such person and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) time deposits and certificates of deposit of any lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933 (as amended)) with maturities of not more than one year from the date of acquisition by such person, (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (e) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person and (f) investments in money market funds at least 90% of whose assets are comprised of securities of the types described in clauses (a) through (e) above.

“Consolidated” shall mean the consolidation of accounts in accordance with GAAP (except for the omission of footnote).

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing any Nordea Indebtedness, leases, or other obligations (including dividends on Disqualified Capital Stock) (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation agreement, understanding or arrangement of such person, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor; (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation); or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against any monetary loss or the payment of such primary obligation (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten enforceable agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the amount that can reasonably be expected to become an actual or matured liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by:
(a) adding thereto the following to the extent deducted in calculating such Consolidated Net Income:
(i) consolidated interest expense and amortization of debt discount and commissions and other fees and charges, including, without limitation, noncash interest payments, the interest component of capitalized lease obligations, net payments, if any, made (less net payments, if any, received), pursuant to any interest rate hedging agreements (including without limitation, any Hedging Agreements), amortization or write off of deferred financing fees, debt issuance costs, commissions, fees and expenses and to the extent not reflected in consolidated interest, any losses on any interest rate hedging agreements (including without limitation, any Hedging Agreements), associated with Indebtedness for such period (whether amortized or immediately expensed),
(ii) consolidated income tax expense for such period, including, without limitation, penalties and interest related to such taxes or arising from any tax examinations and tax expense in respect of repatriated funds,
(iii) any gross transportation tax expense for such period,
(iv) all amounts attributable to depreciation, amortization and impairment charges, including, without limitation, amortization of intangible assets (including goodwill) and amortization of deferred financing fees or costs for such period,
(v) any extraordinary losses, expenses or charges for such period, including, without limitation, accruals and payments for amounts payable under executive compensation agreements, severance costs, relocation costs, retention and completion bonuses and losses realized on disposition of property outside of the ordinary course of business and operating expenses directly attributable to the implementation of cost savings initiatives, and losses relating to activities constituting a business that is being terminated or discontinued,

(vi) any non-cash management retention or incentive program charges for such period, including any accelerated charges relating to option plans,
(vii) non-cash restricted stock compensation, including, without limitation, any restricted stock units,
(viii) any non-cash charges or losses, including, without limitation, non-cash compensation expenses for such period, adjustments to bad-debt reserves, losses recognized in respect of postretirement benefits as a result of the application of FASB ASC 715, losses on minority interests owned by any person, all losses from investments recorded using the equity method and the noncash impact of accounting changes or restatements less any extraordinary gains for such period,
(ix) any losses from the sales of any Vessel for such period,
(x) all costs and expenses incurred in connection with any equity issuances permitted hereunder so long as, notwithstanding anything set forth herein to the contrary, the Net Cash Proceeds of such equity issuances are applied to the prepayment of the Nordea Loan and such prepayments are applied to reduce the relevant payments due under the Nordea Loan Documents,
(xi) non-recurring costs, charges, accruals, reserves and business optimization expense, including, without limitation, any severance and restructuring costs, integration costs related to acquisitions after the date of the Nordea Facility Agreement, project start-up costs, transition costs, cost related to the opening, closure and/or consolidation of offices and facilities, contract termination costs, systems establishment costs, and excess pension charges,
(xii) all non-recurring fees, costs and expenses related to any litigation or settlements,
(xiii) any proceeds from business interruption insurance,
(xiv) any charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party to the extent that coverage has not been denied and so long as such amounts are actually reimbursed to Holdings or any of its Subsidiaries within one year after the related amount is first added to Consolidated EBITDA pursuant to this paragraph (xiv),
(xv) cash expenses relating to earn outs and similar obligations, and
(xvi) all costs and expenses incurred in connection with the Nordea Loan Documents, and
(b) subtracting therefrom the following to the extent added in calculating such Consolidated Net Income:
(xvii) any extraordinary gains for such period;
(xviii) any gains from the sales of any Vessel for such period; and
(xix) any gains realized on disposition of property not in the ordinary course.
Unless otherwise agreed to by the Nordea Facility Agent, for purposes of this definition of “Consolidated EBITDA,” “non-recurring” means any expense, loss or gain as of any date that

(x) did not occur in the ordinary course of Holdings or its Subsidiaries’ business; (y) is of a nature and type that has not occurred in the prior two years and is not reasonably expected to recur in the future; and (z) any fees, expenses or charges related to any equity offering, investment or Indebtedness or amendments thereto permitted by the Nordea Facility Agreement, whether or not consummated.
“Consolidated Indebtedness” shall mean, with respect to any Person, as at any relevant date, (x) the aggregate outstanding principal amount of the Nordea Loans under the Nordea Facility Agreement and the loans under the Sinosure Facility Agreement plus (y) the aggregate outstanding principal amount of any other Nordea Indebtedness of Holdings or any of its Subsidiaries including any Indebtedness permitted pursuant to Section 6.02, provided that for the purposes of this definition all Contingent Obligations of such Person, shall be excluded from the calculation of Consolidated Indebtedness to the extent not reflected as indebtedness on the consolidated balance sheet of such Person.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) with respect to any Person, determined on a consolidated basis in accordance with GAAP (except for the omission of footnote) (after deduction for minority interests and adjusted to reflect any Holdings Specified Expenses during such period as though such Holdings Specified Expenses had been incurred directly by the Borrower and such Holdings Specified Expenses would have been included in the calculation of the net income (or loss) of the Borrower for such period); provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)	the net income of any Subsidiary of ISOC during such period to the extent that the declaration and/or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its organizational documents or any agreement (other than any Nordea Loan Document), instrument, order or other legal requirement applicable to that Subsidiary or its equityholders during such period, except that the Borrower’s equity in the net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income; and
(b)	except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any person accrued prior to the date it becomes a Subsidiary of ISOC or all or substantially all of the property of such person is acquired by ISOC or any of its Subsidiaries.
“Consolidated Net Indebtedness” shall mean, with respect to any Person, at any relevant date, (x) Consolidated Indebtedness less (y) an amount equal to the Nordea Unrestricted Cash and Cash Equivalents, provided that for the purposes of this definition (a) undrawn amounts under the Revolving Facility to the extent included in Nordea Unrestricted Cash and Cash Equivalents, and (b) all Contingent Obligations of such Person shall be excluded from the calculation of Consolidated Net Indebtedness to the extent not reflected as indebtedness on the consolidated balance sheet of such Person.
“Consolidated Tangible Net Worth” shall mean, at any time of determination for any Person, the Net Worth (i.e. equity) of such Person and its Subsidiaries at any relevant date determined on a consolidated basis in accordance with GAAP (except for the omission of footnote) minus goodwill.

“Consolidated Total Capitalization” shall mean, at any time of determination for any Person, the sum of Consolidated Net Indebtedness of such Person at any relevant date and Consolidated Tangible Net Worth of such Person at any relevant date.
“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such person (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.
“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 91st day after the Latest Maturity Date in effect at the time of the issuance of such Disqualified Capital Stock, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days after the Latest Maturity Date in effect at the time of the issuance of such Disqualified Capital Stock, or (c) contains any repurchase or payment obligation which may come into effect prior to the date that is 91 days after such Latest Maturity Date.  For the avoidance of doubt, any Equity Interest that may or shall be repurchased or redeemed (but only to the extent permitted hereunder at such time) from officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Holdings or any of its Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service shall not be deemed to be “Disqualified Capital Stock” for such reason alone.
“Equity Interest” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests, and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the closing date of the Nordea Facility Agreement, but excluding debt securities convertible or exchangeable into such equity.
“Investments” shall mean transaction whereby a Nordea Loan Party directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract.
“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, futures contracts or other liabilities for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
"Holdings” means the Parent Guarantor.
“Holdings Specified Expenses” shall mean any charge, tax or expense incurred or accrued by Holdings during any period to the extent that ISOC or any of its  Subsidiaries has paid a Dividend to Holdings in respect thereof .
“ISOC” means International Seaways Operating Corporation, a Marshall Islands corporation.
“Latest Maturity Date” shall mean January 23, 2025.
“Maximum Leverage Ratio” shall mean, at any time of determination for any Person, the ratio of (x) Consolidated Net Indebtedness to (y) Consolidated Total Capitalization.
“Net Cash Proceeds” shall mean: (a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests by the issuer thereof), the proceeds thereof in the form of cash, Cash Equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Nordea Loan Party (including cash proceeds subsequently received (as and when received by any Nordea Loan Party) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees and transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP (except for the omission of footnote), against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Nordea Loan Party associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Nordea Indebtedness for borrowed money that is secured by a Nordea Lien on the properties sold in such Asset Sale (so long as such Nordea Lien was permitted to encumber such properties under the Nordea Loan Documents at the time of such sale) and which is repaid with such proceeds (other than (x) any such Indebtedness assumed by the purchaser of such properties and (y) the Secured Obligations); (b) with respect to any Asset Sale in relation to the issuance or sale of Equity Interests by any Subsidiary of ISOC, the cash proceeds thereof received by any Nordea Loan Party, net of reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith; and (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Nordea Loan Party in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.
“Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP (except for the omission of footnote), constitutes stockholders’ equity, but excluding treasury stock and the effect of any impairment of intangible assets on and after the date of the Nordea Facility Agreement.
“Nordea Collateral Vessels” shall mean the vessels, and “Nordea Collateral Vessel” shall mean any vessel, pledged as collateral under the Nordea Facility Agreement.
"Nordea Facility Agreement” shall mean that certain credit agreement dated as of January 23, 2020, among Holdings, ISOC, the other guarantors from time to time party hereto, the lenders from time to time party hereto, Nordea Bank Abp, New York Branch, as administrative agent for the lenders (the "Nordea Facility Agent"), Nordea Bank Abp, New York Branch, as Collateral Agent and security trustee for the Secured Parties and ABN AMRO Capital USA LLC, as sustainability coordinator, and the other parties thereto from time to time party thereto, as amended, amended and restated, supplemented and/or modified from time to time.
“Nordea Guarantors” shall mean (i) Holdings, (ii) each Nordea Subsidiary Guarantor and (iii) ISOC but only in its capacity, and to the extent, if any, as a guarantor of the Bank Product Obligations of another Nordea Loan Party.
“Nordea Loan” shall mean the loans advanced under the Nordea Facility Agreement.
"Nordea Loan Documents" shall mean all documents, certificates, instruments or agreements executed by on or behalf of a Nordea Loan Party for the benefit of the Nordea Agent or any lender under the Nordea Facility Agreement.
“Nordea Loan Parties” shall mean ISOC and the Nordea Guarantors and “Loan Party” shall mean any of them.
“Nordea Indebtedness” of any person shall mean, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (including, for the avoidance of doubt, any Disqualified Capital Stock); (b) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit; (c) all indebtedness of the types described in paragraphs (a) to (g) of this definition secured by any Collateral (as defined in the Nordea Facility Agreement) on any property owned by such Person, whether or not such indebtedness has been assumed by such

Person (to the extent of the value of the respective property); (d) the aggregate amount required to be capitalized under leases under which such Person is the lessee; (e) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted (i.e. take-or-pay and similar obligations); (f) all Contingent Obligations of such Person, and (g) all obligations under any Hedging Agreement. Notwithstanding the foregoing, Nordea Indebtedness shall not include trade payables, or indebtedness (other than indebtedness for borrowed money) incurred in the ordinary course of business to pay for alterations or modifications of a Nordea Collateral Vessel to comply with regulatory requirements, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.
“Nordea Subsidiary Guarantor” shall mean each Subsidiary of ISOC that is the owner of a Nordea Collateral Vessel and each Subsidiary of ISOC that directly or indirectly owns Equity Interests in any owner of a Collateral Vessel, as well as any additional Subsidiary of the Borrower that becomes a Subsidiary Guarantor pursuant to the terms of the Nordea Facility Agreement.
“Nordea Unrestricted Cash and Cash Equivalents” shall mean cash or Cash Equivalents that (i) do not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of Holdings or any of its Subsidiaries, (ii) are not subject to any lien in favor of any Person other than (a) the Nordea Collateral Agent for the benefit of the lenders under the Nordea Facility Agreementor (b) if required by law, the deposit account bank holding such accounts, (iii) are otherwise generally available for use by Holdings, ISOC or such Subsidiary and (iv) undrawn amounts under the Nordea Facility Agreement; provided that not more than $25,000,000 of Nordea Unrestricted Cash and Cash Equivalents shall consist of undrawn and available amounts under the Nordea Facility Agreement for the purposes of the Minimum Liquidity Threshold.
“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person, (b) acquisition of all of the Equity Interests of any person, and otherwise causing such person to become a Wholly Owned Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, that is permitted under the Nordea Facility Agreement.
“Pro Forma Basis” shall mean:

(a) in connection with any calculation of compliance with any financial covenant, financial test or financial term hereunder, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Nordea Indebtedness (other than revolving Nordea Indebtedness, except to the extent the same is incurred to refinance other outstanding Nordea Indebtedness, to finance a Permitted Acquisition or other Investment or to finance a Dividend or Restricted Debt Payment) after the first day of the relevant Test Period, as if such Nordea Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period, as if such Indebtedness had been retired or repaid on the first day of such Test Period, and (z) any Permitted Acquisition or other Investment then being consummated as well as any other Permitted Acquisition or other Investment if consummated after the first day of the relevant Test Period and on or prior to the date of the respective Permitted Acquisition or other Investment then being effected, with the following rules to apply in connection therewith:

(i)all Indebtedness (x) (other than revolving Nordea Indebtedness, except to the extent that the same is incurred to refinance other outstanding Indebtedness, to finance Permitted Acquisitions or other Investments or to finance a Dividend or Restricted Debt Payment) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition or other Investment, to pay a Dividend to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of such Test Period and remain retired through the date of determination;

(ii)all Nordea Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii)in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or other Investment if effected during the respective Test Period as if same had occurred on the first day of the respective Test Period, and taking into account, in the case of any Permitted Acquisition or other Investment, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933 (as amended), as if such cost savings or expenses were realized on the first day of the respective period; and

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that do not constitute Disqualified Capital Stock.
“Permitted Indebtedness” shall mean Nordea Indebtedness permitted under the Nordea Facility Agreement and the Nordea Loan Documents.
“Restricted Debt Payment” shall mean any payment, prepayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of any Restricted Indebtedness.
“Restricted Indebtedness” shall mean Nordea Indebtedness of any Nordea Loan Party, the payment, prepayment, repurchase, defeasance or acquisition for value of which is not Permitted Indebtedness.
“Sinosure Facility Agreement” shall mean that certain facility agreement dated as of November 30, 2015, as amended, amended and restated, supplemented and/or modified from time to time, among Seaways Holding Corporation, as parent guarantor, Holdings, as holdings guarantor therein, Gener8 Maritime Subsidiary VII Inc., as the borrower, The Export-

Import Bank of China and the other lenders party thereto from time to time, Nordea, as facility agent and Collateral Agent, and the other parties thereto from time to time party thereto.
"Test Period" means each period of four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period) for which financial statements of Holdings have been delivered pursuant to this Agreement.
“Vessels” shall mean all vessels owned by ISOC or any of its Subsidiaries, and “Vessel” shall mean any one of them.
“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% Equity Interest (other than directors’ qualifying share and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) at such time.
21.2	Most favoured nations

In the event that the Parent Guarantor agrees (or will agree) at any time during the Security Period to any additional financial covenant, which is measured at the level of the Parent Guarantor, compared to those, or any financial covenant which is more onerous than that, contained in Clause 21 (Financial Covenants), which is contained in any document (other than in a Finance Document) providing for or relating to any Financial Indebtedness of the Parent Guarantor, the Parent Guarantor shall promptly notify the Facility Agent and any such additional or (as the case may be) more onerous financial covenant shall immediately upon such notification be deemed to be incorporated into and apply to this Agreement as if set out in full in this Agreement with effect from the date such other document became or will become effective and until it ceases to apply (for any reason whatsoever) under such document.  The Parent Guarantor shall promptly enter (and shall procure that each other Obligor promptly enters) into any additional amendment or supplement to the Finance Documents as the Facility Agent may reasonably require in order to properly evidence such incorporation and application.  When the relevant provision ceases to apply in the relevant document, the Facility Agent shall promptly enter into a confirmation letter or equivalent as the Obligors may reasonably require in order to properly evidence the disapplication of the relevant provision for the purposes of this Clause.

22	General Undertakings
22.1	General

The undertakings in this Clause 22 (General Undertakings) remain in force throughout the Security Period except as the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.

22.2	Authorisations

Each Obligor shall:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction or Approved Flag to enable it to:

(i)	perform its obligations under the Transaction Documents to which it is a party;
(ii)	ensure the legality, validity, enforceability (including priority ranking) or admissibility in evidence in any Relevant Jurisdiction or the Approved Flag of any Transaction Document to which it is a party; and
(iii)	own and operate each Ship (in the case of each Borrower).
22.3	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it may be subject.

22.4	Anti-corruption Law
(a)	No Obligor shall directly or indirectly use the proceeds of the Loan for any purpose which would beach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.
(b)	Each Obligor shall:
(i)	conduct its business in compliance with applicable anti-corruption laws; and
(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.
22.5	Environmental compliance

Each Obligor shall:

(a)	comply with all Environmental Laws;
(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;
(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law.
22.6	Environmental Claims

Each Borrower and the ACG Guarantor shall promptly upon its authorised officer (having made due and careful enquiry) becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim against any Borrower or the ACG Guarantor which is current, pending or threatened and which reasonably might, if adversely determined, result in liabilities exceeding $1,000,000; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Borrower or the ACG Guarantor and which reasonably might, if adversely determined, result in liabilities exceeding $1,000,000.
22.7	Evidence of Good Standing

Each Obligor shall from time to time if reasonably requested by the Facility Agent provide the Facility Agent with evidence in form and substance satisfactory to the Facility Agent that it remains in good standing.

22.8	Taxation
(a)	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties except:
(i)	Taxes that are being contested in good faith by appropriate proceedings, for which the relevant Obligor has set aside in its books adequate reserves in accordance with GAAP and the contest of which suspends official action to collect the contested Tax;
(ii)	any overdue amount in respect of any unpaid Tax which amounts to $500,000 or less; and
(iii)	relevant details are provided to the Facility Agent.
(b)	No Obligor shall change its tax residence status, or acquire a new tax residence status, without the prior consent of the Facility Agent (such consent not to be unreasonably withheld)
22.9	Overseas companies

Each Borrower and the ACG Guarantor shall, and shall procure that each other Obligor will, promptly inform the Facility Agent if it delivers to the Registrar particulars required under the Overseas Regulations of any UK Establishment and it shall comply with any directions given to it by the Facility Agent regarding the recording of any Transaction Security on the register which it is required to maintain under The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

22.10	No change to centre of main interests

No Obligor shall, and will procure that no other Obligor will, without prior written notice to the  Facility Agent, change the location of its centre of main interest (as that term is used in Article 3(1) of the Regulation) from that stated in relation to it in Clause 19.29(c) (Centre of main interests and establishments) and it will create no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction without giving without prior written notice to the  Facility Agent.

22.11	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.12	Title
(a)	Each Borrower shall hold the legal title to, and own the entire beneficial interest in the Ship owned by it, its Earnings and its Insurances; and
(b)	Each Obligor shall, with effect on and from its creation or intended creation, hold the legal title to, and own the entire beneficial interest in, any other assets the subject of any Transaction Security created or intended to be created by it.
22.13	Negative pledge
(a)	No Obligor shall create or permit to subsist any Security over any of its assets which are the subject of the Security created or intended to be created by the Finance Documents.
(b)	No Borrower nor the ACG Guarantor shall:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction raises Financial Indebtedness or finances the acquisition of an asset.

(c)	Paragraphs (a) and (a) above do not apply to any Permitted Security.
22.14	Disposals
(a)	No Borrower nor the ACG Guarantor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease (other than in respect of a Charter), transfer or otherwise dispose of any asset (including without limitation each Ship, its Earnings or, its Insurances), except the following:
(i)	dispositions of surplus, worn out or obsolete property (excluding Ships) by the Borrowers or the ACG Guarantor in the ordinary course of business that is, in the reasonable good faith judgment of the Borrower or the ACG Guarantor, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower or the ACG Guarantor taken as a whole;
(ii)	sales, forgiveness or other dispositions by the Borrower or the ACG Guarantor without recourse in the ordinary course of business of accounts receivable arising in the ordinary course of business in connection with the collection or compromise thereof but not as part of any financing transaction; and
(b)	Paragraph (a) above does not apply to any charter as all charters are subject to Clause 24.15 (Restrictions on chartering, appointment of managers etc.) or a sale of Ship provided that the prior written consent of the Facility Agent, not to be unreasonably denied or withheld, is obtained and the terms of this Agreement are complied with in relation to such sale including, but not limited, to the obligation to make payments pursuant to Clause 7.4 (Mandatory prepayment on sale, arrest or Total Loss) and Clause 11.4 (Prepayment and cancellation fee).
22.15	Merger

No Borrower nor the ACG Guarantor shall enter into any amalgamation, demerger, merger, consolidation, corporate reconstruction or joint venture arrangement without the prior written consent of the Facility Agent.

22.16	Change of business
(a)	Each Borrower and the ACG Guarantor shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.
(b)	No Borrower shall engage in any business other than the ownership and operation of its Ship.
(c)	The ACG Guarantor shall not engage in any business other than the ownership of the Borrowers.
22.17	Financial Indebtedness

No Borrower nor the ACG Guarantor shall incur or permit to be outstanding any Financial Indebtedness except Permitted Financial Indebtedness.

22.18	Expenditure
(a)	No Borrower shall incur any expenditure, except for expenditure reasonably incurred in the ordinary course of owning, operating, maintaining and repairing the Ship owned by it.
(b)	The ACG Guarantor shall not incur any expenditure, except for expenditure reasonably incurred in the ownership of the Borrowers.
22.19	Share Capital

No Borrower nor the ACG Guarantor shall:

(a)	purchase, cancel or redeem any of its issued shares;
(b)	increase or reduce its authorised shares;
(c)	issue any further shares, except in the case of the Borrowers to the ACG Guarantor and in the case of the ACG Guarantor to the Parent Guarantor and provided such new shares are made subject to the terms of the relevant Shares Security immediately upon the issue of such new shares in a manner satisfactory to the Facility Agent and the terms of that Shares Security are complied with; and
(d)	appoint any further director or officer of any Borrower or the ACG Guarantor (unless the provisions of the relevant Shares Security are complied with).
22.20	Dividends
(a)	Each Borrower may make or pay any dividend or other distribution (in cash or in kind) to the ACG Guarantor at any time provided no Default has occurred and is continuing.

(b)	The ACG Guarantor may make or pay any dividend or other distribution (in cash or in kind) to the Parent Guarantor provided such dividend or distribution meets the Permitted Distribution Criteria and is made or paid in accordance with paragraph (iv) of Clause 26.3 (Application from Earnings Account).
(c)	For the avoidance of doubt, each Borrower and the ACG Guarantor is permitted to make a Permitted Drawdown Distribution without regard to the Permitted Distribution Criteria.
22.21	Other transactions

No Borrower nor the ACG Guarantor shall:

(a)	be the creditor in respect of any loan or any form of credit to any person other than another Obligor and where such loan or form of credit is Permitted Financial Indebtedness;
(b)	give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Borrower or ACG Guarantor assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents.
(c)	enter into any material agreement other than:
(i)	the Transaction Documents; and
(ii)	any other agreement expressly allowed under any other term of this Agreement or entered into in the ordinary course of business;
(d)	no Borrower nor the ACG Guarantor shall enter into any transaction on terms which are, in any respect, less favourable to that Borrower or ACG Guarantor than those which it could obtain in a bargain made at arms’ length provided that a Borrower or the ACG Guarantor can enter into a transaction with an Obligor or an Affiliate of any Obligor which are on terms better than a bargain made at arms’ length when viewed from the position of the Borrower or ACG Guarantor; or
(e)	acquire any shares or securities other than Cash Equivalents provided that any funds received as a result of the redemption of any such Cash Equivalents shall be paid to the Earnings Account.
22.22	Unlawfulness, invalidity and ranking; Security imperilled

No Obligor shall do (or fail to do) or cause or permit another Obligor to do (or omit to do) anything which is likely to:

(a)	make it unlawful for an Obligor to perform any of its obligations under the Transaction Documents;
(b)	cause any obligation of an Obligor under the Transaction Documents to cease to be legal, valid, binding or enforceable;
(c)	cause any Transaction Document to cease to be in full force and effect;
(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and

(e)	imperil or jeopardise the Transaction Security.
22.23	Inspection of Documents

The Borrowers and the ACG Guarantor will permit the inspection of its financial records and accounts during normal business hours provided no interference with business operations from time to time by the Facility Agent or its nominee.

22.24	Intentionally left blank
22.25	No immunity

No Obligor nor any of its respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceedings (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

22.26	Further assurance
(a)	Each Obligor shall, promptly, and in any event within the time period reasonably specified by the Security Agent do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Security Agent may specify (and in such form as the Security Agent may require in favour of the Security Agent or its nominee(s)):
(i)	to create, perfect, vest in favour of the Security Agent or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of any of the Secured Parties provided by or pursuant to the Finance Documents or by law;
(ii)	to confer on the Security Agent or confer on the Secured Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents;
(iii)	to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable; and/or
(iv)	to enable or assist the Security Agent to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.
(b)	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Secured Parties by or pursuant to the Finance Documents.

(c)	At the same time as an Obligor delivers to the Security Agent any document executed by itself or another Obligor pursuant to this Clause 22.26 (Further assurance), that Obligor shall deliver, or shall procure that such other Obligor will deliver, to the Security Agent a certificate signed by two of that Obligor's directors or officers which shall:
(i)	set out the text of a resolution of that Obligor's directors specifically authorising the execution of the document specified by the Security Agent; and
(ii)	state that either the resolution was duly passed at a meeting of the directors validly convened and held, throughout which a quorum of directors entitled to vote on the resolution was present, or that the resolution has been signed by all the directors or officers and is valid under that Obligor's articles of association or other constitutional documents.
23	Insurance Undertakings
23.1	General

The undertakings in this Clause 23 (Insurance Undertakings) in relation to a Ship remain in force from the date of this Agreement throughout the rest of the Security Period except as the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.

23.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it insured at its expense against:

(a)	hull interest and/or freight interest;
(b)	fire and usual marine risks (including hull and machinery and excess risks);
(c)	war risks (including acts of terrorism and piracy and the amended version of AHIS (April 1 1984) and London Blocking & Trapping Addendum or similar);
(d)	protection and indemnity risks (including liability for oil pollution and excess war risk protection and indemnity cover);
(e)	freight, demurrage and defence risks; and
(f)	any other risks (other than loss of hire) against which the Facility Agent considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for that Borrower to insure and which are specified by the Facility Agent by notice to that Borrower.
23.3	Terms of obligatory insurances

Each Borrower shall effect such insurances:

(a)	in dollars;
(b)	in the case of fire and usual marine risks and war risks in respect of a Ship, in an amount on an agreed value basis at least the greater of:

(i)	120 per cent. of the Advance applicable to it then outstanding; and
(ii)	100 per cent. of the Market Value of that Ship;
(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market and in any event not to be less than $1,000,000,000;
(d)	in the case of protection and indemnity risks, in respect of the full tonnage of that Ship;
(e)	on approved terms; and
(f)	through Approved Brokers and with Approved Insurers.
23.4	Further protections for the Finance Parties

In addition to the terms set out in Clause 23.2(f) (Terms of obligatory insurances), each Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named insured unless the interest of every other named insured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named insured has undertaken in writing to the Security Agent (in such form as it requires) that any deductible (in the case that such deductible applies to a Subsidiary of an Obligor) shall be apportioned between that Borrower and every other named insured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Facility Agent requires, name (or be amended to name) the Security Agent as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Agent, but without the Security Agent being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;
(c)	name the Security Agent as loss payee with such directions for payment as the Facility Agent may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Agent shall be made without set off, counterclaim or deductions or condition whatsoever;
(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Agent or any other Finance Party; and
(f)	provide that the Security Agent may make proof of loss if that Borrower fails to do so.
23.5	Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance effected by notify the Facility Agent of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which it proposes to renew that obligatory insurance and of the proposed terms of renewal; and
(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Facility Agent's approval pursuant to paragraph (a) above; and
(c)	procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Facility Agent in writing of the terms and conditions of the renewal.
23.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that the Approved Brokers provide the Security Agent with:

(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and
(b)	a letter or letters or undertaking in a form required by the Facility Agent and including undertakings by the Approved Brokers that:
(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 23.4 (Further protections for the Finance Parties);
(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Security Agent in accordance with such loss payable clause;
(iii)	they will advise the Security Agent immediately of any material change to the terms of the obligatory insurances;
(iv)	they will, if they have not received notice of renewal instructions from the relevant Borrower or its agents, notify the Security Agent not less than 14 days before the expiry of the obligatory insurances;
(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Facility Agent of the terms of the instructions;

(vi)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and
(vii)	they will arrange for a separate policy to be issued in respect of the Ship owned by that Borrower forthwith upon being so requested by the Facility Agent.
23.7	Copies of certificates of entry

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provide the Security Agent with:

(a)	a copy of the certificate of entry for that Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Facility Agent acting on the instructions of Majority Lenders; and
(c)	a copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.
23.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the Approved Brokers through which the insurances are effected or renewed.

23.9	Payment of premiums

Each Obligor shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Facility Agent or the Security Agent.

23.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

23.11	Compliance with terms of insurances
(a)	No Borrower shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.
(b)	Without limiting paragraph (a) above, each Borrower shall:
(i)	take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 23.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Facility Agent has not given its prior approval;
(ii)	not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;
(iii)	make (and promptly supply copies to the Facility Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which any Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation and, if requested by the Facility Agent, provide copies of such declarations to the Facility Agent on an annual basis); and
(iv)	not employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
23.12	Alteration to terms of insurances

No Borrower shall make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

23.13	Settlement of claims

Each Borrower shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and
(b)	do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.
23.14	Provision of copies of communications

Each Borrower shall provide the Security Agent, upon reasonable request, with copies of written communications between that Borrower and:

(a)	the Approved Brokers;
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to both:

(i)	that Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.
23.15	Provision of information

Each Borrower shall promptly provide the Facility Agent (or any persons which it may reasonably designate) with any information which the Facility Agent (or any such designated person) may reasonably request for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 23.16 (Mortgagee's interest and, additional perils insurances) or dealing with or considering any matters relating to any such insurances, and that Borrower shall, forthwith upon demand, indemnify the Security Agent in respect of all reasonable documented fees and expenses incurred by or for the account of the Security Agent in connection with any such report as is referred to in paragraph (a) above.

23.16	Mortgagee's interest and, additional perils insurances
(a)	The Security Agent shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance and a mortgagee's interest additional perils insurance in such amounts, on such terms, for such value, through such insurers and generally in such manner as the Security Agent acting on the instructions of the Majority Lenders may from time to time consider appropriate.
(b)	The Borrowers shall upon demand fully indemnify the Security Agent for all premiums and other reasonable documented expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above for cover of up to 120 per cent. of the Loan or dealing with, or considering, any matter arising out of any such insurance.
24	Ship Undertakings
24.1	General

The undertakings in this Clause 23.16(b) (Ship Undertakings) in relation to a Ship remain in force on and from the date of this Agreement and throughout the rest of the Security Period except as the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.

24.2	Ship's names and registration

Each Borrower shall, in respect of the Ship owned by it:

(a)	keep that Ship registered in its name under the Approved Flag from time to time at its port of registration;
(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled;

(c)	not enter into any dual flagging arrangement in respect of that Ship without prior (i) notice to the Security Agent; and (ii) written consent of the Security Agent (who, at the Borrower’s expense, shall lend such assistance as requested with respect thereto); and
(d)	not change the name of that Ship without prior (i) notice to the Security Agent; and (ii) written consent of the Security Agent (such consent not to be unreasonably withheld or delayed) (the Security Agent shall, at the Borrower’s expense, lend such assistance as requested with respect thereto).
24.3	Repair and classification
(a)	Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:
(i)	consistent with first class ship ownership and management practice for ships like the Ship; and
(ii)	so as to maintain the Approved Classification free of recommendations and conditions affecting Class.
(b)	Each Borrower shall provide the Facility Agent with a class status report in respect of the Ship owned by it dated as at a date no more than 10 Business Days previously every six months commencing on the second Quarter End Date following the Utilisation Date.
24.4	Modifications

No Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

24.5	Removal and installation of parts
(a)	Subject to paragraph (b) below, no Borrower shall remove any material part of a Ship, or any item of equipment installed on any Ship unless:
(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;
(ii)	the replacement part or item is free from any Security in favour of any person other than the Security Agent; and
(iii)	the replacement part or item becomes, on installation on that Ship, the property of that Borrower and subject to the security constituted by the Mortgage and, if applicable, the related Deed of Covenant.
(b)	A Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by that Borrower and such removal would not materially alter the structure, type or performance characteristics if that Ship or materially reduce its value.

24.6	Surveys

Each Borrower shall submit the Ship owned by that Borrower regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Facility Agent, provide the Facility Agent, with copies of all survey reports.

24.7	Inspection
(a)	Each Borrower shall permit (and shall procure that any Approved Manager and any charterer or operator of any Ship shall permit) the Security Agent (acting through surveyors or other persons appointed by it for that purpose) having given reasonable advance notice, to board the Ship owned by it to inspect its condition or to satisfy themselves about proposed or executed repairs (provided that such inspection does not interfere with the trading of the Ship) and shall afford all proper facilities for such inspections.
(b)	The Borrowers shall pay the costs of:
(i)	the inspection required to satisfy Clause 4.1 (Initial conditions precedent);
(ii)	one inspection of each Ship per year during the Security Period; and
(iii)	any inspection which occurs after an Event of Default has occurred or which evidences an Event of Default.
(c)	All other physical inspections and surveys shall be at the cost of the Facility Agent.
24.8	Prevention of and release from arrest
(a)	Each Borrower shall promptly discharge:
(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, its Earnings or its Insurances;
(ii)	all Taxes, dues and other amounts charged in respect of the Ship owned by it, its Earnings or its Insurances other than Taxes being contested in good faith for which adequate reserves are maintained in accordance with GAAP (except for the omission of footnote) and the collection of which is suspended during the contest; and
(iii)	all other outgoings whatsoever in respect of the Ship owned by it, its Earnings or its Insurances.
(b)	Each Borrower shall immediately upon receiving notice of the arrest of the Ship owned by it or of its detention in exercise or purported exercise of any lien or claim, take all steps necessary to procure its release by providing bail or otherwise as the circumstances may require.
24.9	Compliance with laws etc.

Each Borrower and the ACG Guarantor shall:

(a)	comply, or procure compliance with all laws or regulations:
(i)	relating to its business generally; and

(ii)	relating to the Ship owned by it, its ownership, employment, operation, management and registration,

including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions, all labour laws and the laws of the relevant Approved Flag;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and
(c)	without limiting paragraph (a) above, not employ the Ship owned by it nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws, all labour laws and Sanctions (or which would be contrary to Sanctions if Sanctions were binding on the Obligors).
24.10	ISPS Code

Without limiting paragraph (a) of Clause 24.9 (Compliance with laws etc.), each Borrower shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain an ISSC for that Ship; and
(c)	notify the Facility Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
24.11	Sanctions and Ship trading

Without limiting Clause 24.9 (Compliance with laws etc.), each Obligor shall procure:

(a)	that no Group Ship shall be used by or for the benefit of a Prohibited Person;
(b)	that no Group Ship shall be used in trading in any manner contrary to Sanctions (or which could be contrary to Sanctions if Sanctions were binding on the Obligors);
(c)	procure that no Ship shall call in a port in a Sanctioned Country except in an emergency situation to protect the safety of the Ship or its crew;
(d)	that each Ship shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and
(e)	that any charterparty in respect of each Ship shall contain, for the benefit of the Borrower that it is the Owner of that Ship, language which gives effect to the provisions of paragraph (c) of Clause 24.9 (Compliance with laws etc.) as regards Sanctions and of this Clause 24.11 (Sanctions and Ship trading) and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which would result in a breach of Sanctions if Sanctions were binding on each Obligor) or would require a Ship to call at a port in a Sanctioned Country.

24.12	Entering "listed" or "excluded" areas

Without prejudice to its obligations under sub-paragraph (iv) of paragraph (b) of Clause 23.11 (Compliance with terms of insurances), no Borrower shall cause or permit its Ship to enter any zone which is declared a "listed" or "excluded" area by the relevant insurer (or any other area in respect of which additional war risk premium is payable) without first effecting (at its expense) any special, additional or modified insurance cover that the Borrowers' war risks insurers may require in respect of such entry and provided that such Borrower complies with BMP5 (or its successor) at all times when its Ship is in such areas.

24.13	Provision of information

Without prejudice to Clause 20.4(b) (Information: miscellaneous) each Borrower shall promptly provide the Facility Agent with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to its Ship’s master and crew;
(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made by it in respect of that Ship;
(d)	any towages and salvages of its Ship; and
(e)	its compliance, the Approved Manager's compliance and the compliance of that Ship with the ISM Code and the ISPS Code,

and, upon the Facility Agent's request, promptly provide copies of any current Charter relating to that Ship, of any current guarantee of any such Charter, that Ship's Safety Management Certificate, any relevant Document of Compliance and any fuel oil consumption reporting data provided to a Ship’s Approved Classification Society and Approved Flag.

24.14	Notification of certain events

Each Borrower shall, in respect of the Ship owned by it, promptly notify the Facility Agent by email, confirmed forthwith by letter, of:

(a)	any casualty to that Ship which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which that Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requisition of that Ship for hire;
(d)	any condition or recommendation of class made in relation to that Ship by any insurer or classification society or by any competent authority which has been notified to the Borrowers and/or Obligors;
(e)	any arrest or detention of that Ship or any exercise or purported exercise of any lien on that Ship or the Earnings;
(f)	any dry docking of that Ship;

(g)	any Environmental Claim made against that Borrower, or in connection with that Ship, or any Environmental Incident and which reasonably might, if adversely determined, result in liabilities exceeding $1,000,000;
(h)	any claim for material breach of the ISM Code or the ISPS Code being made against that Borrower, an Approved Manager in relation to a Ship or otherwise in connection with that Ship; or
(i)	any other matter, event or incident, actual or threatened, known to an authorised officer of the Borrower (having made due and careful enquiry), the effect of which will or will likely lead to the ISM Code or the ISPS Code not being complied with in a material manner, and each Borrower shall keep the Facility Agent advised in writing on a regular basis and in such detail as the Facility Agent shall require as to that Borrower's, any such Approved Manager's or any other person's response to any of those events or matters.

24.15	Restrictions on chartering, appointment of managers etc.

No Borrower shall, in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;
(b)	enter into any time, voyage or consecutive voyage charter in respect of that Ship other than a Permitted Charter;
(c)	appoint a manager of that Ship other than the Approved Commercial Manager and the Approved Technical Manager;
(d)	de activate or lay up that Ship; or
(e)	other than in respect of a Scheduled Event, put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,500,000 (or the equivalent in any other currency) unless that person has first (1) waived any lien for the cost of such work or for any other reason , or (2) given to the Security Agent and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings or its Insurances for the cost of such work or for any other reason.
24.16	Notice of Mortgage

Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority or preferred (as the case may be) mortgage, carry on board that Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the master's cabin of that Ship a framed printed notice stating that Ship is mortgaged by that Borrower to the Security Agent.

24.17	Sharing of Earnings

No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings. For the avoidance of doubt, the Parties understand and agree that Borrowers may and do enter into ship pooling agreements in the ordinary course of business.

24.18	Inventory of Hazardous Materials

The Borrowers shall procure that at all times each Ship maintains an Inventory of Hazardous Materials or equivalent document acceptable to the Facility Agent.

24.19	Ballast water management

The Borrowers shall procure that, at all times each Ship complies, at a minimum, with the BWM Convention and in the event that a Ship trades in jurisdictional waters which are subject to higher standards of ballast water requirements the Borrowers shall ensure that such Ship complies with such higher standards.

24.20	Responsible Ship Recycling

If a Ship is sold for scrapping (including indirectly to a cash buyer) the Borrowers shall ensure that the Ship is dismantled in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships.

24.21	Notification of compliance

Each Borrower shall promptly provide the Facility Agent from time to time with evidence (in such form as the Facility Agent requires) that it is complying with this Clause 23.16(b) (Ship Undertakings).

25	Loan Value ratio
25.1	Maximum loan to value ratio

Clause 25.2 (Provision of additional security; prepayment) applies if the Facility Agent notifies the Borrowers that the Loan Value Ratio exceeds 65 per cent.

25.2	Provision of additional security; prepayment
(a)	If the Facility Agent serves a notice on the Borrowers under Clause 25.1 (Maximum loan to value ratio), the Borrowers shall, on or before the date falling 30 days after the date on which the Facility Agent's notice is served (the "Prepayment Date"), prepay such part of the Loan to reduce the Loan Value Ratio to 65 per cent.
(b)	The Borrowers may, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security in the form of a cash payment to the Restricted Cash Account or any other additional security acceptable to the Facility Agent which, in the opinion of the Facility Agent acting on the instructions of the Majority Lenders:
(i)	will reduce the Loan Value Ratio to below 65 per cent; and
(ii)	is documented in such terms as the Facility Agent may approve or require,

before the Prepayment Date; and conditional upon such security being provided in such manner, it shall satisfy such prepayment obligation.

(c)	Any additional security provided by the Borrowers pursuant to this Clause 25 (Loan Value Ratio) may be released upon request by and at the cost of the Borrowers provided that the

Loan Value Ratio is less than 65 per cent. for at least 90 days and remains in compliance with such requirement following the release of such additional security and no Default has occurred and is continuing or would occur as a result of releasing such security.
25.3	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 25.2 (Provision of additional security; prepayment) and which consists of Security over a vessel shall be the Market Value of the vessel concerned.

25.4	Valuations binding

Any valuation provided by the Facility Agent to the Borrowers under this Clause 25 (Loan Value Ratio) shall be binding and conclusive as regards each Borrower.

25.5	Provision of information
(a)	Each Borrower shall promptly provide the Facility Agent and any shipbroker acting under this Clause 25 (Loan Value Ratio) with any information which the Facility Agent or the shipbroker may request for the purposes of the valuation.
(b)	If a Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Facility Agent considers prudent.
25.6	Prepayment mechanism

Any prepayment pursuant to Clause 25.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be treated as a voluntary prepayment pursuant to Clause 7.3 (Voluntary prepayment of Loan), subject to (i) being applied in the inverse order of maturity; and (ii) disregarding the requirement for a minimum of $500,000.

25.7	Provision of valuations
(a)	The Lenders shall be entitled to instruct the Facility Agent to arrange valuations of a Ship and any other vessel over which additional Security has been created in accordance with Clause 25.2 (Provision of additional security; prepayment) to be carried out at any time to determine the Market Value of that Ship or vessel.
(b)	The Borrowers shall pay the costs of:
(i)	two valuations per Ship obtained to determine the Initial Market Value of each Ship;
(ii)	up to two sets of valuations in respect of each Ship or vessel over which additional Security has been created in accordance with Clause 25.3 (Value of additional vessel security) per calendar year; and
(iii)	any further valuations which evidence a breach of the threshold required under Clause 25.1 (Maximum loan to value cover) or which are obtained whilst an Event of Default has occurred and is continuing, and all other valuations shall be at the cost of the Facility Agent.

(c)	The Obligors may provide valuations of a Ship and any other vessel over which additional Security has been created in accordance with Clause 25.2 (Provision of additional security; prepayment) to the Facility Agent at any time which may be used by the Facility Agent to determine the Market Value of that Ship or vessel.
(d)	If the valuations arranged by the Facility Agent under paragraph (a) differ from the valuations provided by the Obligors under paragraph (c), the valuations arranged by the Facility Agent under paragraph (a) shall prevail and shall be used to determine the Market Value of that Ship or vessel.
26	Accounts, Application of Earnings
26.1	Accounts
(a)	The ACG Guarantor may not, without the prior consent of the Facility Agent, maintain any bank account other than the Earnings Account, Restricted Cash Account and Dry Dock Reserve Account.
(b)	The Borrowers may not, without the prior consent of the Facility Agent, maintain any bank account.
26.2	Payment of Earnings, starting working capital amount
(a)	Subject to paragraph (b) below, the Borrowers shall ensure that subject only to the provisions of the General Assignments, all the Earnings are paid to the Earnings Account.
(b)	As at the Utilisation Date, the Borrowers have notified the Facility Agent that the Earnings Account shall not yet have been opened and so until the Earnings Account has been opened and the condition subsequent referred to in paragraph 2.4 of Part C of Schedule 2 (Conditions Precedent and Subsequent) has been satisfied, any Earnings shall be paid (via an account of the Parent Guarantor or one of its subsidiaries) to the Restricted Cash Account.
(c)	The ACG Guarantor shall within 15 days from the date of this Agreement open the Earnings Account and notify the Facility Agent of the same.
26.3	Application from Earnings Account
(a)	Until an Event of Default has occurred and is continuing, any balances on the Earnings Account shall be applied in the following order of priority:
(i)	firstly, in payment of the actual costs incurred in owning and operating the Borrowers and Ships in the ordinary course of business;
(ii)	secondly, in payment of all interest payable pursuant to the Finance Documents;
(iii)	thirdly, in payment of all principal payable pursuant to the Finance Documents;
(iv)	fourthly, in payment of Permitted Distributions provided the Permitted Distribution Criteria have been met;
(v)	fifthly, in or towards the acquisition of any shares or securities, which are Cash Equivalents; and

(vi)	sixthly, any remaining amounts standing to the credit of the Earnings Account after application pursuant to the foregoing paragraphs shall be retained in the Earnings Account.
(b)	No legal fees, transactions expenses or costs due by an Obligor under the Finance Documents shall be paid out of the Earnings Account without the prior consent of the Facility Agent and if no such consent is provided any such amounts should be settled directly by the Parent Guarantor.
26.4	Restricted Cash Deposit and Restricted Cash Account
(a)	The Obligors shall ensure that a minimum starting working capital amount of at least $1,200,000 (representing $400,000 per Ship) (the “Minimum Working Capital”) is standing to the credit of the Restricted Cash Account on the Utilisation Date.
(b)	Notwithstanding Clause 26.4(e) below, the Facility Agent agrees that promptly upon the opening of the Earnings Account and the satisfaction of the condition subsequent referred to in paragraph 2.4 of Part C of Schedule 2 (Conditions Precedent and Subsequent), the Obligors shall transfer the Minimum Working Capital to the Earnings Account.
(c)	For the avoidance of doubt, the Minimum Working Capital shall not be included in the calculation of the Loan Value Ratio.
(d)	The Obligors shall ensure that the Restricted Cash Deposit is credited to the Restricted Cash Account at all times.
(e)	Funds may only be withdrawn from the Restricted Cash Account:
(i)	to repay the balloon instalment;
(ii)	to be used towards prepayment of the Facility in full;
(iii)	following repayment of the Facility in full;
(iv)	in accordance with paragraph (c) of Clause 25.2 (Provision of additional security; prepayment);
(v)	in accordance with paragraph (b) of Clause 26.4 (Restricted Cash Deposit and Restricted Cash Account); or
(vi)	to release to the Earnings Account funds attributable to a Ship that has suffered a Total Loss or has been sold, promptly following the prepayment of all amounts required to be prepaid upon such sale or Total Loss pursuant to Clause 7.4. (Mandatory prepayment on sale, arrest, detention or Total Loss).
26.5	Dry Dock Reserve Account
(a)	The Obligors shall ensure that during the Security Period the Dry Dock Reserve Account is credited with sufficient funding pursuant to the budget to cover the forecasted dry-docking, special survey and ballast water expenses for the Ship owned by it at least 90 days prior to the date of a Scheduled Event.

(b)	The funds on the Dry Dock Reserve Account shall only be withdrawn to meet the dry-docking, special survey and ballast water expenses subject to the ACG Guarantor or the relevant Borrower providing evidence of the dry-docking, special survey and ballast water expenses satisfactory to the Facility Agent. Any remaining balance of the Dry Dock Reserve Account relating to a scheduled event may be paid to the Earnings Account following payment of all amounts due in respect of that scheduled event for application in accordance with Clause 26.3 (Application for the Earnings Account). In addition the funds on the Dry Dock Reserve Account attributable to a Ship that has suffered a Total Loss or has been sold shall be paid to the Earnings Account following the prepayment of all amounts required to be prepaid upon such sale or Total Loss pursuant to Clause 7.4. (Mandatory prepayment on sale, arrest, detention or Total Loss).
26.6	Location of Accounts

The ACG Guarantor shall promptly:

(a)	comply with any requirement of the Facility Agent as to the location or relocation of the Earnings Account, the Dry Dock Reserve Account and the Restricted Cash Account (or any of them); and
(b)	execute any documents which the Facility Agent reasonably specifies to create or maintain in favour of the Security Agent, Security over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account, the Dry Dock Reserve Account and the Restricted Cash Account.
26.7	Borrowers' obligations unaffected

The provisions of this Clause 26 (Accounts, Application of Earnings) do not affect:

(a)	the liability of a Borrower to make payments of principal and interest on the due dates; or
(b)	any other liability of obligation of a Borrower or any Obligor under any Finance Document.
27	Events of Default
27.1	General

Each of the events or circumstances set out in this Clause 27 (Events of Default) is an Event of Default except for Clause 27.21 (Acceleration) and Clause 27.22 (Enforcement of security).

27.2	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within three Business Days of its due date.

27.3	Specific obligations

A breach occurs of Clause 4.4 (Waiver of conditions precedent), Clause 22.12 (Title), Clause 22.12(b) (Negative pledge), Clause 22.22 (Unlawfulness, invalidity and ranking; Security imperilled), Clause 23.2 (Maintenance of obligatory insurances), Clause 23.2(f) (Terms of obligatory insurances), Clause 23.5 (Renewal of obligatory insurances), Clause 24.11 (Sanctions and Ship trading), Clause 24.12 (Entering "listed" or "excluded" areas), Clause 24.15 (Restrictions on chartering, appointment of managers etc.) or Clause 25 (Loan Value Cover).

27.4	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.2 (Non-payment) and Clause 27.3 (Specific obligations)).
(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the Facility Agent giving notice to the Borrowers or (if earlier) any Obligor becoming aware of the failure to comply.
27.5	Misrepresentation

Any material representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

27.6	Cross default
(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any applicable grace period.
(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).
(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).
(e)	No Event of Default will occur under this Clause 26.7 (Cross default) in respect of the Parent Guarantor if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $25,000,000 (or its equivalent in any other currency).
27.7	Insolvency
(a)	An Obligor:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or
(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.
(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
27.8	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;
(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;
(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or
(iv)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.
27.9	Creditors' process

Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of a Borrower or the ACG Guarantor having an aggregate value of $375,000 other than an arrest or detention of a Ship referred to in Clause 7.4 (Mandatory prepayment on sale, arrest or Total Loss)).

27.10Ownership of the Borrowers or the ACG Guarantor
(a)	Each Borrower is not or ceases to be a 100 per cent. directly owned Subsidiary of ACG Guarantor.
(b)	ACG Guarantor ceases to control each Borrower.
(c)	The ACG Guarantor is not or ceases to be a 100 per cent. indirectly owned Subsidiary of the Parent Guarantor.
(d)	The Parent Guarantor ceases to control the ACG Guarantor.

(e)	For the purpose of paragraphs (b) and (d) above "control" means:
(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)	cast, or control the casting of, more than 51 per cent. of the maximum number of votes that might be cast at a general meeting of the ACG Guarantor or a Borrower as the case may be; or
(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the ACG Guarantor or a Borrower as the case may be; or
(C)	give directions with respect to the operating and financial policies of the ACG Guarantor or a Borrower as the case may be with which the directors or other equivalent officers of the ACG Guarantor or a Borrower as the case may be are obliged to comply; and/or
(D)	the holding beneficially of more than 51 per cent. of the issued shares of the ACG Guarantor or a Borrower as the case may be (excluding any part of the issued shares that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
27.11	Unlawfulness, invalidity and ranking
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.
(b)	Any obligation of an Obligor under the Finance Documents is not or ceases to be legal, valid, binding or enforceable.
(c)	Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than a Finance Party) to be ineffective.
(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.
27.12	Security imperilled

Any Security created or intended to be created by a Finance Document ceases to be in full force and effect.

27.13	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

27.14	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets other than:

(a)	an arrest or detention of a Ship referred to in Clause 7.4 (Mandatory prepayment on sale, arrest or Total Loss); or
(b)	any Requisition.
27.15	Repudiation and rescission of agreements

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security.

27.16	Litigation

Any final non-appealable judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body has been made against a Borrower or the ACG Guarantor in excess of $20,000,000 (or its equivalent in any other currency) is not paid within 30 days after such judgment or order and which is not covered by insurance.

27.17	Stock Exchange Listing

The shares of the Parent Guarantor cease to remain listed, or are suspended from trading on the New York Stock Exchange, Nasdaq or equivalent U.S. national securities exchange for a consecutive period of more than fourteen (14) days.

27.18	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

27.19	Conditions Precedent and Subsequent

Any of the conditions referred to in Clause 4.2 (Further conditions precedent) and Clause 4.3 (Conditions Subsequent) are not satisfied within the time stipulated.

27.20	Reduction of capital

A Borrower or the ACG Guarantor:

(a)	purchases, cancels or redeems any of its issued shares; or
(b)	reduces its authorised shares,

without the prior written consent of the Facility Agent (acting on the instructions of the Lenders).

27.21	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)	cancel the Total Commitments, whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or
(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Facility Agent acting on the instructions of the Majority Lenders,

and the Facility Agent may serve notices under paragraphs (a), (b) and (c) above simultaneously or on different dates and the Security Agent may take any action referred to in Clause 27.22 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.

27.22	Enforcement of security

On and at any time after the occurrence of an Event of Default which is continuing the Security Agent may, and shall if so directed by the Majority Lenders, take any action which, as a result of the Event of Default or any notice served under Clause 27.21 (Acceleration), the Security Agent is entitled to take under any Finance Document or any applicable law or regulation.

Section 9

Changes to Parties
28	Changes to the Lenders
28.1	Assignments and transfers by the Lenders

Subject to this Clause 28 (Changes to the Lenders), a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to an Affiliate of a Lender or another bank or financial institution or to a trust, fund or other entity which is regularly engaged in and established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender"),

28.2	Conditions of assignment or transfer
(a)	Subject to paragraph (b) below, an Existing Lender may, in its sole discretion, assign or transfer any of its rights or transfer by novation any of its rights and obligations under the Finance Documents to a New Lender without the approval of the Obligors provided that the Existing Lender shall not assign or transfer any of its rights or obligations under the Finance Documents to:
(i)	if no Default has occurred and is continuing, an entity engaged in substantially the same business as the Parent Guarantor; or
(ii)	an entity which would cause an Obligor or other Party to be in breach of any applicable law, rule, regulation or Sanctions.
(b)	The Facility Agent shall notify the Borrowers of the name of the proposed New Lender prior to any assignment or transfer. For the avoidance of doubt, no consent or prior approval of the Borrowers shall be required.
(c)	If no Default has occurred and is continuing, no assignment or transfer is permitted if it would result in more than two Lenders or any one Lender holding less than 25 per cent. of the Facility.
(d)	An assignment will only be effective if the procedure set out in Clause 28.6 (Procedure for assignment) is complied with.
(e)	The Obligors agree that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender's title and of any rights or equities which the Borrowers or any other Obligor had against the Existing Lender.
(f)	A transfer will only be effective if the procedure set out in Clause 28.5 (Procedure for transfer) is complied with.
(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or under that clause as incorporated by reference or in full in any other Finance Document or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(h)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
(i)	No assignment or transfer shall be effective for purposes of this Agreement unless it has been recorded in the Register pursuant to Clause 28.10 (Register).
28.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $1,000.

28.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Transaction Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Secured Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and
(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities throughout the Security Period.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28 (Changes to the Lenders); or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.
28.5	Procedure for transfer
(a)	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and records the transfer in the Register pursuant to Clause 28.10 (Register). The Facility Agent shall, subject to paragraph (b) below as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with this Agreement and delivered in accordance with this Agreement, execute that Transfer Certificate.
(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)	Subject to Clause 28.9 (Pro rata interest settlement), on the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");
(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)	the Facility Agent, the Security Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility

Agent, the Security Agent, the Arranger and the Existing Lenders shall each be released from further obligations to each other under the Finance Documents; and
(iv)	the New Lender shall become a Party as a "Lender".
28.6	Procedure for assignment
(a)	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) an assignment is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender and records the assignment in the Register pursuant to Clause 28.10 (Register). The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)	Subject to Clause 28.9 (Pro rata interest settlement), on the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;
(ii)	the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and
(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.
28.7	Copy of Transfer Certificate or Assignment Agreement to Borrowers

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrowers a copy of that Transfer Certificate or Assignment Agreement.

28.8	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 28 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(c)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or
(d)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
28.9	Pro rata interest settlement
(a)	If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 28.5 (Procedure for transfer) or any assignment pursuant to Clause 28.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and
(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.9 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.
(b)	In this Clause 28.9 (Pro rata interest settlement) references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.
(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 28.9 (Pro rata interest settlement) but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.
28.10	Register

(a)	The Facility Agent, acting for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment Agreement and each Transfer Certificate delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loan owing to, each Lender pursuant to this Agreement from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error, and the Obligors, the Facility Agent, the Security Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Transaction Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Obligors, the Security Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.
29	Changes to the Obligors
29.1	Assignment or transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.2	Release of security
(a)	If a disposal of any asset subject to security created by a Security Document is made in the following circumstances:
(i)	the disposal is permitted by the terms of any Finance Document;
(ii)	all the Lenders agree to the disposal;
(iii)	the disposal is being made at the request of the Security Agent in circumstances where any security created by the Security Documents has become enforceable; or
(iv)	the disposal is being effected by enforcement of a Security Document,

the Security Agent may release the asset(s) being disposed of from any security over those assets created by a Security Document.  However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(b)	If the Security Agent is satisfied that a release is allowed under this Clause 29.2 (Release of security) (at the request and expense of the Borrowers) each Finance Party must enter into any document and do all such other things which are reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to enter into any such document. Any release will not affect the obligations of any other Obligor under the Finance Documents.

Section 10

The Finance Parties
30	The Facility Agent, the Arranger
30.1	Appointment of the Facility Agent
(a)	Each of the Arranger and the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.
(b)	Each of the Arranger and the Lenders authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under, or in connection with, the Finance Documents together with any other incidental rights, powers, authorities and discretions.
30.2	Instructions
(a)	The Facility Agent shall:
(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:
(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).
(b)	The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)	Paragraph (a) above shall not apply:
(i)	where a contrary indication appears in a Finance Document;
(ii)	where a Finance Document requires the Facility Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Facility Agent's own position in its personal capacity as opposed to its role of Facility Agent for the relevant Finance Parties.
(e)	If giving effect to instructions given by the Majority Lenders would in the Facility Agent's opinion have an effect equivalent to an amendment or waiver referred to in Clause 43 (Amendments and Waivers), the Facility Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Facility Agent) whose consent would have been required in respect of that amendment or waiver.
(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where it has not received any instructions as to the exercise of that discretion the Facility Agent shall do so having regard to the interests of all the Finance Parties.
(g)	The Facility Agent may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, expense, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.
(h)	Without prejudice to the remainder of this Clause 30.2 (Instructions), in the absence of instructions, the Facility Agent shall not be obliged to take any action (or refrain from taking action) even if it considers acting or not acting to be in the best interests of the Finance Parties. The Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Finance Parties.
(i)	The Facility Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.
30.3	Duties of the Facility Agent
(a)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
(c)	Without prejudice to Clause 28.7 (Copy of Transfer Certificate or Assignment Agreement to Borrowers), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.
(d)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)	If the Facility Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.
(g)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
30.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

30.5	No fiduciary duties
(a)	Nothing in any Finance Document constitutes the Facility Agent or the Arranger as a trustee or fiduciary of any other person.
(b)	Neither the Facility Agent nor the Arranger shall be bound to account to other Finance Party for any sum or the profit element of any sum received by it for its own account.
30.6	Application of receipts

Except as expressly stated to the contrary in any Finance Document, any moneys which the Facility Agent receives or recovers in its capacity as Facility Agent shall be applied by the Facility Agent in accordance with Clause 34.5 (Application of receipts; partial payments).

30.7	Business with the Obligors

The Facility Agent and the Arranger may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, the Obligors.

30.8	Rights and discretions
(a)	The Facility Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27.2 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and
(iii)	any notice or request made by any Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be desirable.
(e)	The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)	The Facility Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:
(i)	be liable for any error of judgment made by any such person; or
(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Facility Agent's gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.
(h)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(i)	Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
30.9	Responsibility for documentation

Neither the Facility Agent nor the Arranger is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, the Arranger, an Obligor or any other person in, or in connection with, any Transaction Document or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or
(c)	any determination as to whether any information provided or to be provided to any Finance Party or Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
30.10	No duty to monitor

The Facility Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Obligor of its obligations under any Transaction Document; or
(c)	whether any other event specified in any Transaction Document has occurred.
30.11	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to paragraph (e) of Clause 34.11 (Disruption to Payment Systems etc.) or any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:
(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct; or
(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Transaction Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or
(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party other than the Facility Agent may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.
(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.
(d)	Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out:
(i)	any "know your customer" or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent's liability, any liability of the Facility Agent arising under or in connection with any Transaction Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

30.12	Lenders' indemnity to the Facility Agent
(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 34.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).
(b)	Subject to paragraph (c) below, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Facility Agent pursuant to paragraph (a) above.
(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Facility Agent to an Obligor.
30.13	Resignation of the Facility Agent
(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrowers.
(b)	Alternatively, the Facility Agent may resign by giving 30 days' notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders may appoint a successor Facility Agent.
(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent may appoint a successor Facility Agent.
(d)	If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under paragraph (c) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement as Facility Agent) agree with the proposed successor Facility Agent amendments to this Clause 30 (The Facility Agent, the Arranger) and any other term of this Agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent's normal fee rates and those amendments will bind the Parties.
(e)	The retiring Facility Agent shall make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. The Borrowers shall, within three Business Days of demand, reimburse the retiring Facility Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.
(g)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.4 (Indemnity to the Facility Agent) and this Clause 30 (The Facility Agent, the Arranger) and any other provisions of a Finance Document which are expressed to limit or exclude its liability (or to indemnify it) in acting as Facility Agent. Any fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.
(i)	The consent of any Borrower (or any other Obligor) is not required for an assignment or transfer of rights and/or obligations by the Facility Agent.
(j)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:
(i)	the Facility Agent fails to respond to a request under Clause 12.7 (FATCA Information) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)	the information supplied by the Facility Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)	the Facility Agent notifies the Borrowers and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Facility Agent, requires it to resign.

30.14	Confidentiality
(a)	In acting as Facility Agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by a division or department of the Facility Agent other than the division or department responsible for complying with the obligations assumed by it under the Finance Documents, that information may be treated as confidential to that division or department, and the Facility Agent shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any Party.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.
30.15	Relationship with the other Finance Parties
(a)	Subject to Clause 28.9 (Pro rata interest settlement), the, Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Finance Party shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Finance Party shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent and any reference to any instructions being given by or sought from any Finance Party or group of Finance Parties to or by the Security Agent in this Agreement must be given or sought through the Facility Agent.
(c)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 37.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and sub-paragraph (i) of paragraph (a) of Clause 37.5 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
30.16	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Finance Party confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under, or in connection with, any Transaction Document including but not limited to:

(a)	the financial condition, status and nature of an Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;
(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under, or in connection with, any Transaction Document, the Security Property, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;
(d)	the adequacy, accuracy or completeness of any information provided by the Facility Agent, any Party or by any other person under, or in connection with, any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and
(e)	the right or title of any person in or to or the value or sufficiency of any part of the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.
30.17	Facility Agent's management time

Any amount payable to the Facility Agent under Clause 14.4 (Indemnity to the Facility Agent), Clause 16 (Costs and Expenses) and Clause 30.12 (Lenders' indemnity to the Facility Agent) shall include the cost of utilising the Facility Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Borrowers and the other Finance Parties, and is in addition to any fee paid or payable to the Facility Agent under Clause 11 (Fees).

30.18	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.19	Reliance and engagement letters

Each Secured Party confirms that each of the Arranger and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or the Facility Agent) the terms of any reliance letter or engagement letters or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30.20	Full freedom to enter into transactions

Without prejudice to Clause 30.7 (Business with the Obligor) or any other provision of a Finance Document and notwithstanding any rule of law or equity to the contrary, the Facility Agent shall be absolutely entitled:

(a)	to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Obligor or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security agent for, and/or participating in, other facilities to such Obligor or any person who is party to, or referred to in, a Finance Document);
(b)	to deal in and enter into and arrange transactions relating to:
(i)	any securities issued or to be issued by any Obligor or any other person; or
(ii)	any options or other derivatives in connection with such securities; and
(c)	to provide advice or other services to any Borrower or any person who is a party to, or referred to in, a Finance Document,

and, in particular, the Facility Agent shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters.

31	The Security Agent
31.1	Trust
(a)	The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement and shall deal with the Security Property in accordance with this Clause 31 (The Security Agent) and the other provisions of the Finance Documents.
(b)	Each other Finance Party authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under, or in connection with, the Finance Documents together with any other incidental rights, powers, authorities and discretions.
31.2	Intentionally left blank
31.3	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

31.4	Instructions
(a)	The Security Agent shall:
(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by:
(A)	all Lenders (or the Facility Agent on their behalf) if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders (or the Facility Agent on their behalf); and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above (or if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).
(b)	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or the Facility Agent on their behalf) (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)	Paragraph (a) above shall not apply:
(i)	where a contrary indication appears in a Finance Document;
(ii)	where a Finance Document requires the Security Agent to act in a specified manner or to take a specified action;
(iii)	in respect of any provision which protects the Security Agent's own position in its personal capacity as opposed to its role of Security Agent for the relevant Secured Parties.
(iv)	in respect of the exercise of the Security Agent's discretion to exercise a right, power or authority under any of:
(A)	Clause 31.27 (Application of receipts);
(B)	Clause 31.27 (Permitted Deductions); and
(C)	Clause 31.29 (Prospective liabilities).

(e)	If giving effect to instructions given by the Majority Lenders would in the Security Agent's opinion have an effect equivalent to an amendment or waiver referred to in Clause 43 (Amendments and Waivers), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.
(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:
(i)	it has not received any instructions as to the exercise of that discretion; or
(ii)	the exercise of that discretion is subject to sub-paragraph (iv) of paragraph (d) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

(g)	The Security Agent may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.
(h)	Without prejudice to the remainder of this Clause 31.4 (Instructions), in the absence of instructions, the Security Agent may (but shall not be obliged to) take such action in the exercise of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.
(i)	The Security Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.
31.5	Duties of the Security Agent
(a)	The Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	The Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.
(c)	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(d)	If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(e)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

31.6	No fiduciary duties
(a)	Nothing in any Finance Document constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor.
(b)	The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.
31.7	Business with the Obligors

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, any Obligor.

31.8	Rights and discretions
(a)	The Security Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents;
(B)	unless it has received notice of revocation, that those instructions have not been revoked;
(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Security Agent shall be entitled to carry out all dealings with the other Finance Parties through the Facility Agent and may give to the Facility Agent any notice or other communication required to be given by the Security Agent to any Finance Party.
(c)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as security agent for the Secured Parties) that:
(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and
(iii)	any notice or request made by any Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(d)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(e)	Without prejudice to the generality of paragraph (c) above or paragraph (f) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by the Facility Agent or the Lenders) if the Security Agent in its reasonable opinion deems this to be desirable.
(f)	The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(g)	The Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:
(i)	be liable for any error of judgment made by any such person; or
(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent's gross negligence or wilful misconduct.

(h)	Unless a Finance Document expressly provides otherwise the Security Agent may disclose to any other Party any information it reasonably believes it has received as security agent under the Finance Documents.
(i)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(j)	Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
31.9	Responsibility for documentation

None of the Security Agent, any Receiver or Delegate is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, the Arranger, an Obligor or any other person in, or in connection with, any Transaction Document or the transactions contemplated in the

Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or
(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
31.10	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Obligor of its obligations under any Transaction Document; or
(c)	whether any other event specified in any Transaction Document has occurred.
31.11	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent or any Receiver or Delegate), none of the Security Agent nor any Receiver or Delegate will be liable for:
(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;
(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Transaction Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or
(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or
(iv)	without prejudice to the generality of sub-paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party other than the Security Agent, that Receiver or that Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.
(c)	The Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Agent if the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Security Agent for that purpose.
(d)	Nothing in this Agreement shall oblige the Security Agent to carry out:
(i)	any "know your customer" or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent or any Receiver or Delegate, any liability of the Security Agent or any Receiver or Delegate arising under or in connection with any Transaction Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.
31.12	Lenders' indemnity to the Security Agent
(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, expense, loss or liability incurred by any of them (otherwise than by reason of the Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Finance Documents (unless the Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).
(b)	Subject to paragraph (c) below, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to paragraph (a) above.
(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.
31.13	Resignation of the Security Agent
(a)	The Security Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the other Finance Parties and the Borrowers.
(b)	Alternatively, the Security Agent may resign by giving 30 days' notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders may appoint a successor Security Agent.
(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent may appoint a successor Security Agent.
(d)	The retiring Security Agent shall make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Borrowers shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(e)	The Security Agent's resignation notice shall only take effect upon:
(i)	the appointment of a successor; and
(ii)	the transfer, by way of a document expressed as a deed, of all the Security Property to that successor.
(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged, by way of a document executed as a deed, from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 31.24 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit of Clause 14.5 (Indemnity to the Security Agent) and this Clause 31 (The Security Agent) and any other provisions of a Finance Document which are expressed to limit or exclude its liability (or to indemnify it) in acting as Security Agent. Any fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Borrowers.
(h)	The consent of any Borrower (or any other Obligor) is not required for an assignment or transfer of rights and/or obligations by the Security Agent.
31.14	Confidentiality
(a)	In acting as Security Agent for the Finance Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by a division or department of the Security Agent other than the division or department responsible for complying with the obligations assumed by it under the Finance Documents, that information may be treated as confidential to that division or department, and the Security Agent shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any Party.
(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.
31.15	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Finance Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under, or in connection with, any Transaction Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;
(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under, or in connection with, any Transaction Document, the Security Property, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;
(d)	the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under, or in connection with, any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(e)	the right or title of any person in or to or the value or sufficiency of any part of the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.
31.16	Reliance and engagement letters

Each Secured Party confirms that the Security Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Security Agent) the terms of any reliance letter or engagement letters or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

31.17	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Security Assets;
(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;
(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;
(d)	take, or to require any Obligor to take, any step to perfect its title to any of the Security Assets or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or
(e)	require any further assurance in relation to any Security Document.
31.18	Insurance by Security Agent
(a)	The Security Agent shall not be obliged:
(i)	to insure any of the Security Assets;
(ii)	to require any other person to maintain any insurance; or
(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within 14 days after receipt of that request.
31.19	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

31.20	Delegation by the Security Agent
(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.
(b)	That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.
(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of any such delegate or sub delegate.
31.21	Additional Security Agents
(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:
(i)	if it considers that appointment to be in the interests of the Secured Parties; or
(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or
(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrowers and the Finance Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.
(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

31.22	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Security Assets and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

31.23	Releases

Upon a disposal of any of the Security Assets pursuant to the enforcement of the Transaction Security by a Receiver, a Delegate or the Security Agent, the Security Agent is irrevocably authorised (at the cost of the Obligors and without any consent, sanction, authority or further confirmation from any other Secured Party) to release, without recourse or warranty, that property from the Transaction Security and to execute any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

31.24	Winding up of trust

If the Security Agent, with the approval of the Facility Agent determines that:

(a)	all of the Secured Liabilities and all other obligations secured by the Security Documents have been fully and finally discharged; and
(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and
(ii)	any Security Agent which has resigned pursuant to Clause 31.13 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.
31.25	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

31.26	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement and the other Finance Documents.  Where there are any inconsistencies between (i) the Trustee Acts 1925 and 2000 and (ii) the provisions of this Agreement and any other Finance Document, the provisions of this Agreement and any other Finance Document shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement and any other Finance Document shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

31.27	Application of receipts

All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document  or in connection with the realisation or enforcement of all or any part of the Security Property (for the purposes of this Clause 31 (The Security Agent), the "Recoveries") shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the remaining provisions of this Clause 31 (The Security Agent)), in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (in its capacity as such) or any Receiver or Delegate;
(b)	in payment or distribution to the Facility Agent, on its behalf and on behalf of the other Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 34.5 (Application of receipts; partial payments);
(c)	if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and
(d)	the balance, if any, in payment or distribution to the relevant Obligor.
31.28	Permitted Deductions

The Security Agent may, in its discretion:

(a)	set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and
(b)	pay all Taxes which may be assessed against it in respect of any of the Security Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).
31.29	Prospective liabilities

Following enforcement of any of the Transaction Security, the Security Agent may, in its discretion, or at the request of the Facility Agent, hold any Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later payment to the Facility Agent for application in accordance with Clause 31.27 (Application of receipts) in respect of:

(a)	any sum to the Security Agent, any Receiver or any Delegate; and
(b)	any part of the Secured Liabilities,

that the Security Agent or, in the case of paragraph (b) only, the Facility Agent, reasonably considers, in each case, might become due or owing at any time in the future.

31.30	Investment of proceeds

Prior to the payment of the proceeds of the Recoveries to the Facility Agent for application in accordance with Clause 31.27 (Application of receipts) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the payment from time to time of those moneys in the Security Agent's discretion in accordance with the provisions of Clause 31.27 (Application of receipts).

31.31	Currency conversion
(a)	For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.
(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
31.32	Good discharge
(a)	Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Facility Agent on behalf of the Secured Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.
(b)	The Security Agent is under no obligation to make the payments to the Facility Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.
31.33	Amounts received by Obligors

If any of the Obligors receives or recovers any amount which, under the terms of any of the Finance Documents, should have been paid to the Security Agent, that Obligor will hold the amount received or recovered on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement.

31.34	Application and consideration

In consideration for the covenants given to the Security Agent by the Obligors, the Security Agent agrees with the Obligors to apply all moneys from time to time paid by such Obligor to the Security Agent in accordance with the foregoing provisions of this Clause 31 (The Security Agent).

31.35	Full freedom to enter into transactions

Without prejudice to Clause 31.7 (Business with the Obligor) or any other provision of a Finance Document and notwithstanding any rule of law or equity to the contrary, the Security Agent shall be absolutely entitled:

(a)	to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Obligor or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security agent for, and/or participating in, other facilities to such Obligor or any person who is party to, or referred to in, a Finance Document);
(b)	to deal in and enter into and arrange transactions relating to:
(i)	any securities issued or to be issued by any Obligor or any other person; or
(ii)	any options or other derivatives in connection with such securities; and
(c)	to provide advice or other services to the Borrowers or any person who is a party to, or referred to in, a Finance Document,

and, in particular, the Security Agent shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters.

32	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
33	Sharing among the Finance Parties
33.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 34 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due to it under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;
(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 34 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.5 (Application of receipts; partial payments).
33.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it among the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 34.5 (Application of receipts; partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

33.3	Recovering Finance Party's rights

On a distribution by the Facility Agent under Clause 33.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

33.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and
(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
33.5	Exceptions
(a)	This Clause 33 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 11

Administration
34	Payment Mechanics
34.1	Payments to the Facility Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make an amount equal to such payment available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	All payments required to be made under or in connection with the Finance Documents to (i) a Finance Party or (ii) the Account Bank in respect of the Restricted Cash Account or Dry Dock Reserve Account should be made to the following account:

Correspondent Bank: Bank of New York Mellon, New York

SWIFT:IRVTUS3N

Account Number:8901357952

Beneficiary:Macquarie Bank Limited, London Branch

SWIFT:MACQGB2L

Reference:	"INSW – [insert payment description]"
34.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 34.3 (Distributions to an Obligor) and Clause 34.4 (Clawback and pre-funding) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London), as specified by that Party or, in the case of an Advance, to such account of such person as may be specified by the Borrowers in a Utilisation Request.

34.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 35 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.4	Clawback and pre-funding
(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.
(c)	If the Facility Agent is willing to make available amounts for the account of the Borrowers before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrowers:
(i)	the Borrowers shall on demand refund it to the Facility Agent; and
(ii)	the Lender by whom those funds should have been made available or, if the Lender fails to do so, the Borrowers, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
34.5	Application of receipts; partial payments
(a)	If the Facility Agent or the Security Agent (as applicable) receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent or the Security Agent (as applicable) shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of, and any other amounts owing to, the Facility Agent, the Security Agent, any Receiver or any Delegate under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest and fees due but unpaid to the Lenders under this Agreement; and
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid to the Lenders under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Facility Agent shall, if so directed by the Majority Lenders vary, or instruct the Security Agent to vary (as applicable) the order set out in sub-paragraphs (ii) to (iv) of paragraph (a) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

34.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.7	Business Days
(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
34.8	Currency of account
(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
34.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrowers); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
34.10	Currency Conversion
(a)	For the purpose of, or pending any payment to be made by any Servicing Party under any Finance Document, such Servicing Party may convert any moneys received or recovered by it from one currency to another, at a market rate of exchange.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
34.11	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrowers that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;
(b)	the Facility Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)	any such changes agreed upon by the Facility Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Obligors as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 43 (Amendments and Waivers);
(e)	the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 34.11 (Disruption to Payment Systems etc.); and
(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
35	Set-Off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

36	Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
37	Notices
37.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

37.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of the Borrowers, that specified in Schedule 1 (The Parties);
(b)	in the case of each Lender or any other Obligor, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Facility Agent on or before the date on which it becomes a Party;
(c)	in the case of the Facility Agent, that specified in Schedule 1 (The Parties); and
(d)	in the case of the Security Agent, that specified in Schedule 1 (The Parties),

or any substitute address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

37.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to a Servicing Party will be effective only when actually received by that Servicing Party and then only if it is expressly marked for the attention of the department or officer of that Servicing Party specified in Schedule 1 (The Parties) (or any substitute department or officer as that Servicing Party shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent unless otherwise specified in any Finance Document.
(d)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
37.4	Notification of address

Promptly upon receipt of notification of an address or change of address pursuant to Clause 37.2 (Addresses) or changing its own address, the Facility Agent shall notify the other Parties.

37.5	Electronic communication
(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)	notify each other in writing of their electronic mail address (including by providing such address in Schedule 1) and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.
(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or the Security Agent shall specify for this purpose.
(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 37.5 (Electronic communication).
37.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation prepared by a translator approved by the Facility Agent and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
38	Calculations and Certificates
38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

38.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

39	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of a Secured Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

41	Settlement or Discharge Conditional

Any settlement or discharge under any Finance Document between any Finance Party and any Obligor shall be conditional upon no security or payment to any Finance Party by any Obligor or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

42	Irrevocable Payment

If the Facility Agent considers that an amount paid or discharged by, or on behalf of, an Obligor or by any other person in purported payment or discharge of an obligation of that Obligor to a Secured Party under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

43	Amendments and Waivers
43.1	Required consents
(a)	Subject to Clause 43.2 (All Lender matters) and Clause 43.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and, in the case of an amendment, the Obligors and any such amendment or waiver will be in writing and binding on all Parties.
(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 43 (Amendments and Waivers).
(c)	Without prejudice to the generality of Clause 30.8 (Rights and discretions), the Facility Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.
43.2	All Lender matters

Subject to Clause 43.4 (Replacement of Screen Rate), an amendment of or waiver or consent in relation to any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);
(b)	a postponement to or extension of the date of payment of any amount under the Finance Documents;
(c)	a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable;
(d)	a change in currency of payment of any amount under the Finance Documents;
(e)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably under the Facility;
(f)	a change to any Obligor other than in accordance with Clause 29 (Changes to the Obligors);
(g)	any provision which expressly requires the consent of all the Lenders;
(h)	this Clause 43 (Amendments and Waivers);

(i)	any change to the preamble (Background), Clause 2 (The Facility), Clause 3 (Purpose), Clause 5 (Utilisation), Clause 6.2 (Effect of cancellation and prepayment on scheduled repayments), Clause 7.4 (Mandatory prepayment on sale, arrest or Total Loss) or Clause 7.4 (Mandatory prepayment on sale, arrest or Total Loss), Clause 8 (Interest), Clause 26 (Accounts, Application of Earnings), Clause 28 (Changes to the Lenders), Clause 33 (Sharing among the Finance Parties), Clause 47 (Governing Law) or Clause 48 (Enforcement);
(j)	any release of, or material variation to, any Transaction Security, guarantee, indemnity or subordination arrangement set out in a Finance Document (except in the case of a release of Transaction Security as it relates to the disposal of an asset which is the subject of the Transaction Security and where such disposal is expressly permitted by the Majority Lenders or otherwise under a Finance Document);
(k)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:
(i)	the guarantees and indemnities granted under Clause 17 (Guarantees and Indemnities);
(ii)	the joint and several liability of the Borrowers under Clause 18 (Joint and Several Liability of the Borrowers);
(iii)	the Security Assets; or
(iv)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

(except in the case of sub-paragraphs (i) and (iv) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document),

(l)	the release of the guarantees and indemnities granted under Clause 17 (Guarantees and Indemnities), or the release of the joint and several liability of the Borrowers under Clause 18 (Joint and Several Liability of the Borrowers) or any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made, or given, without the prior consent of all the Lenders.

43.3	Other exceptions
(a)	An amendment or waiver which relates to the rights or obligations of a Servicing Party or the Arranger (each in their capacity as such) may not be effected without the consent of that Servicing Party or the Arranger, as the case may be.
(b)	The Borrowers and the Facility Agent, the Arranger or the Security Agent, as applicable, may amend or waive a term of a Fee Letter to which they are party.
43.4	Replacement of Screen Rate
(a)	Each Obligor agrees and acknowledges that:

(i)	a Screen Rate Replacement Event is likely to occur prior to the Termination Date; and
(ii)	it shall co-operate with the Finance Parties in good faith to agree and implement any amendment or waiver as contemplated pursuant to paragraph (b) of this Clause 43.4 (Replacement of Screen Rate) as a result of a Screen Rate Replacement Event.
(b)	Subject to Clause 43.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to the Screen Rate for dollars any amendment or waiver which relates to:
(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and
(ii)
(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(B)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);
(C)	implementing market conventions applicable to that Replacement Benchmark;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Borrowers.

(c)	If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within five Business Days (or such longer time period in relation to any request which the Borrowers and the Facility Agent may agree) of that request being made:
(i)	its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and
(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

43.5	Obligor Intent

Without prejudice to the generality of Clauses 1.2 (Construction) and 17.5 (Waiver of defences), each Obligor expressly confirms that it intends that any guarantee contained in this Agreement or any other Finance Document and any Security created by any Finance Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:  business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

44	Confidential Information
44.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 44.2 (Disclosure of Confidential Information) and Clause 44.3 (Disclosure to numbering service providers) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

44.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, managers, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 30.15 (Relationship with the other Finance Parties));
(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.8 (Security over Lenders' rights);
(viii)	who is a Party or any related entity of an Obligor;
(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or
(x)	with the consent of the Borrowers;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)	in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)	in relation to sub-paragraphs (v) (vi) and (vii) of paragraph (c) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Finance Party;
(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
44.3	DAC6

Nothing in any Finance Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

44.4	Disclosure to numbering service providers
(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(i)	names of Obligors;
(ii)	country of domicile of Obligors;
(iii)	place of incorporation of Obligors;
(iv)	date of this Agreement;
(v)	Clause 47 (Governing Law);
(vi)	the names of the Facility Agent and the Arranger;
(vii)	date of each amendment and restatement of this Agreement;
(viii)	amounts of, and names of, the Facility (and any Advances);
(ix)	amount of Total Commitments;
(x)	currency of the Facility;
(xi)	type of Facility;

(xii)	ranking of Facility;
(xiii)	Termination Date for Facility;
(xiv)	changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (xiii) above; and
(xv)	such other information agreed between such Finance Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)	Each Obligor represents, on behalf of itself and the other Obligors, that none of the information set out in sub-paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(d)	The Facility Agent shall notify the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
44.5	Entire agreement

This Clause 44 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

44.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

44.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 44.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 44 (Confidential Information).
44.8	Continuing obligations

The obligations in this Clause 44 (Confidential Information) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
45	Confidentiality of Funding Rates
45.1	Confidentiality and disclosure
(a)	The Facility Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)	The Facility Agent may disclose:
(i)	any Funding Rate to the Borrowers pursuant to Clause 8.5 (Notification of rates of interest); and
(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender, as the case may be.
(c)	The Facility Agent may disclose any Funding Rate, and the Obligors may disclose any Funding Rate, to:
(i)	any of its Affiliates and any of its or their officers, directors, managers, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
(iv)	any person with the consent of the relevant Lender.
45.2	Related obligations
(a)	The Facility Agent and each Obligor acknowledge that each Funding Rate is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.
(b)	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)	of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (c) of Clause 45.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 45 (Confidentiality of Funding Rates).
45.3	No Event of Default

No Event of Default will occur under Clause 27.4 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 45 (Confidentiality of Funding Rates).

46	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 12

Governing Law and Enforcement
47	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

48	Enforcement
48.1	Jurisdiction
(a)	Unless specifically provided in another Finance Document in relation to that Finance Document, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute regarding the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) (a "Dispute").
(b)	Each Obligor accepts that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.
(c)	This Clause 48.1 (Jurisdiction) is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.
48.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:
(i)	irrevocably appoints INSW Ship Management UK Ltd., 2 New Bailey, 6 Stanley Street, Salford, M3 5GS, United Kingdom, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(ii)	agrees that failure by a process agent to notify the Obligors of the process will not invalidate the proceedings concerned.
(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowers (on behalf of all the Obligors) must immediately (and in any event within three days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Parties
Part A

The Obligors
Name of Borrower	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication
Amalia Product Corporation	Marshall Islands	23154

c/o International Seaways Ship Management LLC

600 Third Avenue

39th Floor

New York 10016

USA

Attention: Jeffrey D. Pribor, Senior Vice President, Chief Financial Officer

Telephone: +1-212-578-1947

Email: jpribor@intlseas.com

Legaldepartment@intlseas.com

Treasury@intlseas.com

Carl Product Corporation	Marshall Islands	23155

c/o International Seaways Ship Management LLC

600 Third Avenue

39th Floor

New York 10016

USA

Attention: Jeffrey D. Pribor, Senior Vice President, Chief Financial Officer

Telephone: +1-212-578-1947

Email: jpribor@intlseas.com

Legaldepartment@intlseas.com

Treasury@intlseas.com

Guayaquil Tanker Corporation	Marshall Islands	103565

c/o International Seaways Ship Management LLC

600 Third Avenue

39th Floor

New York 10016

USA

Attention: Jeffrey D. Pribor, Senior Vice President, Chief Financial Officer

Telephone: +1-212-578-1947

Email: jpribor@intlseas.com

Legaldepartment@intlseas.com

			Treasury@intlseas.com
Name of Guarantor	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication
Seaways Shipping II Corporation	Marshall Islands	110822

c/o International Seaways Ship Management LLC

600 Third Avenue

39th Floor

New York 10016

USA

Attention: Jeffrey D. Pribor, Senior Vice President, Chief Financial Officer

Telephone: +1-212-578-1947

Email: jpribor@intlseas.com

Legaldepartment@intlseas.com

Treasury@intlseas.com

International Seaways, Inc.	Marshall Islands	3428

c/o International Seaways Ship Management LLC

600 Third Avenue

39th Floor

New York 10016

USA

Attention: Jeffrey D. Pribor, Senior Vice President, Chief Financial Officer

Telephone: +1-212-578-1947

Email: jpribor@intlseas.com

Legaldepartment@intlseas.com

Treasury@intlseas.com

Part B

The Original Lenders
Name of Original Lender and Commitment as at the date of this Agreement	Address for Communication

Macquarie Bank Limited, London Branch Commitment: $20,000,000

Ropemaker Place
28 Ropemaker Street
London EC2Y 9HD
United Kingdom

Department/Officer:  Macquarie Specialised Asset Finance, Shipping Finance Legal - London

EmailSAFShipFinanceLegal@macquarie.com and CGMSAFShippingAM@macquarie.com

Tel:+44 20 3037 2000

Part C

The Servicing Parties
Name of Facility Agent	Address for Communication
Macquarie Bank Limited, London Branch

Ropemaker Place
28 Ropemaker Street
London EC2Y 9HD
United Kingdom

Department/Officer:  Macquarie Specialised Asset Finance, Shipping Finance Legal - London

Email:SAFShipFinanceLegal@macquarie.com and CGMSAFShippingAM@macquarie.com

Tel:+44 20 3037 2000

Name of Security Agent	Address for Communication
Macquarie Bank Limited, London Branch

Ropemaker Place
28 Ropemaker Street
London EC2Y 9HD
United Kingdom

Department/Officer:  Macquarie Specialised Asset Finance, Shipping Finance Legal - London

Email:SAFShipFinanceLegal@macquarie.com and CGMSAFShippingAM@macquarie.com

Tel:+44 20 3037 2000

Schedule 2

Conditions Precedent and Subsequent
Part A

Conditions Precedent to Utilisation Request
1	Obligors
1.1	A copy of the constitutional documents of each Obligor.
1.2	A copy of a resolution of the board of directors of each Obligor:
(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, a Utilisation Request) to be signed and/or despatched by it under, or in connection with, the Finance Documents to which it is a party.
1.3	An original of the power of attorney of any Obligor authorising a specified person or persons to execute the Finance Documents to which it is a party.
1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.1 above.
1.5	A copy of a resolution signed by the ACG Guarantor as the holder of all the issued shares in each Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Borrower is a party.
1.6	A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on that Obligor to be exceeded.
1.7	A certificate of each Obligor that is incorporated outside the UK (signed by a director) certifying either that (i) it has not delivered particulars of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or (ii) it has a UK Establishment and specifying the name and registered number under which it is registered with the Registrar of Companies.
1.8	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part A of Schedule 2 (Conditions Precedent and Subsequent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
1.9	Evidence that each Obligor is in good standing under the law of its Original Jurisdiction.
2	Finance Documents

2.1	A duly executed original of each Account Security and Shares Security (and of each document to be delivered under each of them).
2.2	A duly executed original of each Subordination Agreement.
2.3	A duly executed original of the Subordinated Debt Security.
2.4	A duly executed original of any other document required to be delivered by each Finance Document if not otherwise referred to this Schedule 2 (Conditions Precedent and Subsequent).
3	Legal opinions
3.1	An English law legal opinion of Watson Farley & Williams LLP, London satisfactory to the Facility Agent.
3.2	A Marshall Islands law legal opinion of Watson Farley & Williams LLP, New York satisfactory to the Facility Agent.
4	Other documents and evidence
4.1	Evidence that any process agent referred to in Clause 48.2 (Service of process), if not an Obligor, has accepted its appointment.
4.2	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.
4.3	The Original Financial Statements of each Borrower and the ACG Guarantor.
4.4	The budget for each Ship referred to in sub-paragraph (ii)(ii) of paragraph (a) of Clause 20.2 (Financial Information).
4.5	The original of any mandates or other documents required in connection with the opening or operation of the Accounts.
4.6	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.
4.7	Such evidence as the Facility Agent may require for the Finance Parties to be able to satisfy each of their "know your customer" or similar identification procedures in relation to the transactions contemplated by the Finance Documents.

Part B

Conditions Precedent to Utilisation of the Advances

In this Part B to Schedule 2 (Conditions Precedent and Subsequent), "relevant Ship" means the Ship in respect of which the Advance is being drawn and "relevant Borrower" means the Borrower that owns that Ship.

1	Obligors

A certificate of an authorised signatory of each Obligor certifying that each copy document which it is required to provide under this Part B of Schedule 2 (Conditions Precedent and Subsequent) is correct, complete and in full force and effect as at the Utilisation Date for the relevant Advance.

2	Inspection Reports

If required by the Facility Agent, an inspection report in relation to the relevant Ship addressed to and reasonably acceptable to the Facility Agent, obtained from surveyors appointed by the Facility Agent not more than ten days prior to the Utilisation Date, evidencing that the relevant Ship is seaworthy and capable of safe operation and is in all other respects satisfactory to the Facility Agent.

3	Ship and other security
3.1	A duly executed original of each of the Mortgage, the Deed of Covenant (if applicable), any Charterparty Assignment, and the General Assignment in relation to the relevant Ship and of each document to be delivered under or pursuant to each of them together with documentary evidence that the Mortgage has been duly registered as a valid first preferred or first priority ship mortgage in accordance with the laws of the jurisdiction of its Approved Flag.
3.2	Documentary evidence that the relevant Ship:
(a)	is registered in the ownership of the relevant Borrower under the Approved Flag relevant to that Ship;
(b)	is in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance Documents;
(c)	maintains the Approved Classification with the Approved Classification Society with no overdue recommendations and conditions of the Approved Classification Society as evidenced by a confirmation of class issued on the Utilisation Date; and
(d)	is insured in accordance with the provisions of this Agreement and all requirements in this Agreement in respect of insurances have been complied with.
3.3	Documents establishing that the Ship will, as from the Utilisation Date, be managed commercially by the Approved Commercial Manager and managed technically by the Approved Technical Manager on terms reasonably acceptable to the Facility Agent acting with the authorisation of all of the Lenders, together with:
(a)	a Manager's Undertaking for the Approved Technical Manager and (other than in respect of Panamax International) the Approved Commercial Manager; and

(b)	copies of the Approved Technical Manager's Document of Compliance and of that Ship's Safety Management Certificate (together with any other details of the applicable Safety Management System which the Facility Agent requires) and of any other documents required under the ISM Code and the ISPS Code in relation to that Ship including without limitation an ISSC.
3.4	An opinion from an independent insurance consultant acceptable to the Facility Agent on such matters relating to the Insurances as the Facility Agent may require.
3.5	Two valuations of each Ship, obtained by and addressed to the Facility Agent on behalf of the Finance Parties dated not earlier than 30 Business Days before the Utilisation Date from Approved Valuers selected by the Obligors or the Facility Agent in order to determine the Market Value of the Ship.
4	Legal opinions

Any further legal opinions in relation to such relevant jurisdiction as the Facility Agent may require.

5	Account Balances

Evidence that (i) the starting working capital amount has been, or will be upon the Utilisation of the Loan, credited to the Restricted Cash Account in accordance with paragraph (a) of Clause 26.2 (Payment of Earnings; starting working capital amount) and (ii) the Restricted Cash Deposit has been, or will be upon the Utilisation of the Loan, credited to the Restricted Cash Account.

6	Other documents and evidence

Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

Part C

Conditions Subsequent for each Advance

In this Part C to Schedule 2 (Conditions Precedent and Subsequent), "relevant Ship" means the Ship in respect of which the Advance is being drawn down and "relevant Borrower" means the Borrower which owns that Ship.

1	Legal opinions

Executed legal opinions in agreed form of the legal advisers to the Arranger, the Facility Agent and the Security Agent in the jurisdiction of the Approved Flag of the relevant Ship and England and such other relevant jurisdictions as the Facility Agent may require.

2	Ship and other security
2.1	Evidence that the relevant Security Documents have been duly registered or recorded in such jurisdictions as the Facility Agent may require and that all notices of assignment required under or in connection with the relevant Security Documents have been served.
2.2	A duly executed original of a Letter of Undertaking in respect of the relevant Ship from the Approved Brokers in a form acceptable to the Facility Agent.
2.3	A duly executed original of a Letter of Undertaking in respect of the relevant Ship from any protection and indemnity club or war risks association through or with whom any obligatory insurances are placed or effected in a form acceptable to the Facility Agent.
2.4	Within 10 Business Days from the opening of the Earnings Account, which shall be opened in accordance with paragraph (c) of Clause 26.2 (Payment of Earnings, starting working capital amount), a duly executed original of the Account Security (and of each document to be delivered under it) relating to such Earnings Account.
2.5	A Marshall Islands law legal opinion of Watson Farley & Williams LLP, New York in respect of the Account Security relating to the Earnings Account satisfactory to the Facility Agent.
3	Account

Confirmation from the Account Banks that each Account has been opened and acknowledgement of receipt of notice of Security over each Account has been received by the Security Agent.

Schedule 3

Utilisation Request

From:Amalia Product Corporation, Carl Product Corporation and Guayaquil Tanker Corporation

To:	Macquarie Bank Limited, London Branch

Dated: [●]

Dear Sirs

Amalia Product Corporation, Carl Product Corporation and Guayaquil Tanker Corporation - $20,000,000 Facility Agreement dated [●] 2021 (the "Agreement")

1	We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2	We wish to borrow an Advance in respect of Ship A, B and C on the following terms:

Proposed Utilisation Date:[●] (or, if that is not a Business Day, the next Business Day)

Amount:[●] or, if less, the Available Facility

3	You are authorised and requested to deduct from the Advance prior to funds being remitted the following amounts set out against the following items:

Deductible Items$

Upfront Fee

Commitment Fee

First instalment of Facility Agent Fee

Restricted Cash Deposit

Net proceeds of Advance _____________

4	We confirm that each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) of the Agreement as they relate to the Advance to which this Utilisation Request refers is satisfied on the date of this Utilisation Request.
5	The net proceeds of this Advance should be credited to the Earnings Account to the following bank account by direction of the Borrowers and ACG Guarantor in payment of the Permitted Drawdown Distribution:

Account Name:International Seaways Operating Corporation

Account Number:880312025

Bank Name:JPMorgan Chase, NA

Bank SWIFT Code:CHASUS33

6	This Utilisation Request is irrevocable.

Yours faithfully

__________________ Name: Title: authorised signatory for AMALIA PRODUCT CORPORATION	__________________ Name: Title: authorised signatory for CARL PRODUCT CORPORATION
__________________ Name: Title: authorised signatory for GUAYAQUIL TANKER CORPORATION

Schedule 4

Form of Transfer Certificate
To:	Macquarie Bank Limited, London Branch as Facility Agent

From:[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated: [●]

Dear Sirs

Amalia Product Corporation, Carl Product Corporation and Guayaquil Tanker Corporation - $20,000,000 Facility Agreement dated [●] 2021 (the "Agreement")

1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2	We refer to Clause 28.5 (Procedure for transfer) of the Agreement:
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participation in the Loan under the Agreement as specified in the Schedule in accordance with Clause 28.5 (Procedure for transfer) of the Agreement.
(b)	The proposed Transfer Date is [●].
(c)	The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) of the Agreement are set out in the Schedule.
3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 28.3 (Limitation of responsibility of Existing Lenders) of the Agreement.
4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
5	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.
6	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.
7	The New Lender confirms that it [is] [is not] a Qualifying Lender and confirms that it has attached to this Transfer Certificate the tax form required by paragraph (g) of Clause 12.2 (Tax gross-up) of the Agreement.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address and attention details for notices
and account details for payments.]

[Existing Lender][New Lender]

By: [●]By: [●]

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [●].

[Facility Agent]

By: [●]

Schedule 5

Form of Assignment Agreement
To:

Macquarie Bank Limited, London Branch as Facility Agent and Amalia Product Corporation, Carl Product Corporation and Guayaquil Tanker Corporation as joint and several Borrowers, for and on behalf of each Obligor – $[●]

From:[the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")

Dated: [●]

Dear Sirs

Amalia Product Corporation, Carl Product Corporation and Guayaquil Tanker Corporation - $20,000,000 Facility Agreement dated [●] 2021 (the "Agreement")

1	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.
2	We refer to Clause 28.6 (Procedure for assignment):
(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender's Commitment and participations in the Loan under the Agreement as specified in the Schedule.
(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitments and participations in the Loan under the Agreement specified in the Schedule.
(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
(d)	All rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender's title and of any rights or equities which the Borrowers or any other Obligor had against the Existing Lender.
3	The proposed Transfer Date is [●].
4	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.
5	The Facility Office and address, email and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.
6	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 28.3 (Limitation of responsibility of Existing Lenders).
7	This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 28.7 (Copy of Transfer Certificate or

Assignment Agreement to Borrowers), to the Borrowers (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.
8	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.
9	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
10	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.
11	The New Lender confirms it [is] [is not] a Qualifying Lender and confirms that it has attached to this Assignment Agreement the tax form required by paragraph (g) of Clause 12.2 (Tax gross-up) of the Agreement.

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, email and attention details for notices and account details for payments]

[Existing Lender][New Lender]

By: [●]By: [●]

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [●].

Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

[Facility Agent]

By:

Schedule 6

Timetables
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	Two Business Days before the intended Utilisation Date (Clause 5.1 (Delivery of a Utilisation Request))
Facility Agent notifies the Lenders of the Advance in accordance with Clause 5.4 (Lenders' participation)	Two Business Days before the intended Utilisation Date.

LIBOR is fixed	Quotation Day as of 11:00 am London time

Schedule 7

Details of the Ships
Ship name	Name of the Borrower owner	Type	IMO Number	DWT	Approved Flag	Approved Classification Society	Approved Classification	Original delivery date	Approved Commercial Manager	Approved Technical Manager
SEAWAYS LUZON	AMALIA PRODUCT CORPORATION	LR1 Tanker	9301940	74,909	Marshall Islands	ABS	+A1, Oil Carrier, ESP, E, +AMS, +ACCU, SH, SHCM	2006	Panamax International Limited	V.Ships UK Limited
SEAWAYS VISAYAS	CARL PRODUCT CORPORATION	LR1 Tanker	9301952	74,933	Marshall Islands	ABS	+A1, Oil Carrier, ESP, E, +AMS, +ACCU, SH, SHCM	2006	Panamax International Limited	V.Ships UK Limited
SEAWAYS GUAYAQUIL	GUAYAQUIL TANKER CORPORATION	LR1 Tanker	9389837	74,999	Marshall Islands	LR	+100A1, Double Hull Oil tanker ESP, ShipRight(SDA, FDA plus, CM), *IWS, LI, EP, + LMC, IGS, UMS	2006	Panamax International Limited	V.Ships UK Limited

178EUROPE/67033637v4

Schedule 8

Repayment Schedule

Date	Seaways Luzon	Seaways Visayas	Seaways Guayaquil	Total Repayment	Outstanding Loan
Utilisation Date	6,000,000.00	6,000,000.00	8,000,000.00		20,000,000.00
31-Dec-21	(173,250.00)	(173,250.00)	(178,500.00)	(525,000.00)	19,475,000.00
31-Mar-22	(173,250.00)	(173,250.00)	(178,500.00)	(525,000.00)	18,950,000.00
30-Jun-22	(198,000.00)	(198,000.00)	(204,000.00)	(600,000.00)	18,350,000.00
30-Sep-22	(198,000.00)	(198,000.00)	(204,000.00)	(600,000.00)	17,750,000.00
31-Dec-22	(217,800.00)	(217,800.00)	(224,400.00)	(660,000.00)	17,090,000.00
31-Mar-23	(217,800.00)	(217,800.00)	(224,400.00)	(660,000.00)	16,430,000.00
30-Jun-23	(239,250.00)	(239,250.00)	(246,500.00)	(725,000.00)	15,705,000.00
30-Sep-23	(239,250.00)	(239,250.00)	(246,500.00)	(725,000.00)	14,980,000.00
31-Dec-23	(115,500.00)	(115,500.00)	(119,000.00)	(350,000.00)	14,630,000.00
31-Mar-24	(115,500.00)	(115,500.00)	(119,000.00)	(350,000.00)	14,280,000.00
30-Jun-24	(115,500.00)	(115,500.00)	(119,000.00)	(350,000.00)	13,930,000.00
30-Sep-24	(115,500.00)	(115,500.00)	(119,000.00)	(350,000.00)	13,580,000.00
31-Dec-24	(306,900.00)	(306,900.00)	(316,200.00)	(930,000.00)	12,650,000.00
31-Mar-25*	(306,900.00)	(306,900.00)	(316,200.00)	(930,000.00)	11,720,000.00
3.5 years after Utilisation Date	(3,267,600.00)	(3,267,600.00)	(5,184,800.00)	(11,720,000.00)	-

* Or payable 3.5 years after the Utilisation Date if the Utilisation Date is before 30 September 2021.

 179 EUROPE/69298114v12

Schedule 9

Form of Compliance Certificate

To:Macquarie Bank Limited, London Branch

Ropemaker Place

28 Ropemaker Street

London EC2Y 9HD

United Kingdom

From:[●]

Dated : [●]

Dear Sirs

Amalia Product Corporation, Carl Product Corporation and Guayaquil Tanker Corporation - $20,000,000 Facility Agreement dated [●] 2021 (the "Agreement")

1	We refer to the Agreement. This is a Compliance Certificate for the Quarter End Date of [●].
2	Terms defined in the Agreement have the same meaning when used in this Compliance Certificate when given a different meaning in this Compliance Certificate.
3	We certify that:
(i)	attached to this certificate are the latest unaudited financial statements of [name of relevant Borrower/ACG Guarantor] for the financial [year] [quarter] ending on [●] 20 [●];
(ii)	such statements fairly represent [that Borrower's/ACG Guarantor’s] financial condition as at the date of such statements;
(iii)	as at the date of this Certificate, no [Event of Default][Default] has occurred and is continuing.

Signed by:

____________________________________________________

[Chief Financial Officer] [Director]

[]

180EUROPE/69298114v12

Execution Pages

BORROWERS

SIGNED by James D. Small III)   s/James D. Small III

an Vice President and Secretary)

for and on behalf of)

AMALIA PRODUCT CORPORATION)

in the presence of:)

Witness' signature: s/Richard B. Furey)

Witness' name: Richard B. Furey)

Witness' address:)

SIGNED by James D. Small III)  s/James D. Small III

an Vice President and Secretary)

for and on behalf of)

CARL PRODUCT CORPORATION)

in the presence of:)

Witness' signature: s/Richard B. Furey)

Witness' name:  Richard B. Furey)

Witness' address:)

SIGNED by James D. Small III)  s/James D. Small III

an Vice President and Secretary)

for and on behalf of)

GUAYAQUIL TANKER CORPORATION          )

in the presence of:)

Witness' signature: s/ Richard B. Furey)

Witness' name: Richard B. Furey)

Witness' address:)

 EUROPE/69298114v12

GUARANTORS

SIGNED by James D. Small III)  s/James D. Small III

an Vice President and Secretary)

for and on behalf of)

Seaways Shipping II corporation          )

in the presence of:)

Witness' signature: s/Richard B. Furey)

Witness' name: Richard B. Furey)

Witness' address:)

SIGNED by James D. Small III) s/James D. Small III

an  Chief Administrative Officer, Senior             )

Vice President, Secretary and General               )

Counsel)

for and on behalf of)

INTERNATIONAL SEAWAYS, INC.          )

in the presence of:)

Witness' signature: s/ Richard B. Furey)

Witness' name: Richard B. Furey)

Witness' address:)

ORIGINAL LENDERS

SIGNED by  s/Natasha Seel, Attorney-in-Fact)

)

for and on behalf of)

MACQUARIE BANK LIMITED, LONDON BRANCH)

in the presence of:)

Witness' signature: s/Michelle Rance)

Witness' name: Michelle Rance)

Witness' address:)

ARRANGER

SIGNED by  s/Natasha Seel, Attorney-in-Fact)

)

for and on behalf of)

MACQUARIE BANK LIMITED, LONDON BRANCH )

in the presence of:)

Witness' signature:  s/Michelle Rance)

Witness' name: Michelle Rance)

EUROPE/69298114v12

Witness' address:)

FACILITY AGENT

SIGNED by s/Natasha Seel, Attorney-in-Fact)

)

for and on behalf of)

MACQUARIE BANK LIMITED, LONDON BRANCH)

in the presence of:)

Witness' signature: s/Michelle Rance)

Witness' name: Michelle Rance)

Witness' address:)

SECURITY AGENT

SIGNED by s/Nataha Seel, Attorney-in Fact)

)

for and on behalf of)

MACQUARIE BANK LIMITED, LONDON BRANCH )

in the presence of:)

Witness' signature: s/Michelle Rance)

Witness' name: Michelle Rance)

Witness' address:)

EUROPE/69298114v12